Exhibit 4.2
Form: 07L Licence: 05-11-667 Licensee: Softdocs Matthews Folbigg Pty Limited
PRIVACY NOTE: Section 31B of the Real Property Act 1900 (RP Act) authorises the Registrar General to collect the information required by this form for the establishment and maintenance of the Real Property Act Register. Section 96B RP Act requires that the Register is made available to any person for search upon payment of a fee, if any.
(B) LODGED BY (C) LESSOR
NOVOGEN LABORATORIES PTY LTD ABN 42 002 489 947 TENANCY:
STAMP DUTY
Office of State Revenue use only
Property leased: if appropriate, specify the part or premises
Folio Identifier 2/204204
Document Collection Box Name. Address or DX, Telephone and Customer Account Number if any CODE 307V Acc. No. 123198L Matthews Folbigg Pty Limited DX 8233 PARRAMATTA L Tel: 9635 7966 Reference (optional): TJD.100203
HYPERION PROPERTY SYNDICATES LIMITED ACN 108 292 717
(A) TORRENS TITLE
The lessor leases to the lessee the property referred to above.
(D) Encumbrances (if applicable):
(E) LESSEE
hereto.
in the Department of
(F)
(G) 1. TERM Five (5) years
2. COMMENCING DATE 1 September 2010
3. TERMINATING DATE 31 August 2015
4. With an OPTION TO RENEW for a period of N/A set out in clause N/A of N/A
5. With an OPTION TO PURCHASE set out in clause N/A of N/A
6. Together with and reserving the RIGHTS set out in clause N/A of N/A
7.Incorporates the provisions or additional material set out in ANNEXURE(S)A
8.Incorporates the provisions set out in N.A. Lands, Land and Property Information Division as No(s). N/A LEASE Leave this space clear. Affix additional _ ,., , pages to the left-hand corner. New South Wales Real Property Act 1900
9. The RENT is set out in item 11 of Reference Schedule to Annexure “A”

Form: 07L
DATE / /
(H) Certified correct for the purposes of the Real Property’ Act 1900 SEE ANNEXURE A FOR EXECUTION and executed on behalf of the corporation named below by the authorised person(s) whose signature(s) appear(s) below pursuant to the authority specified.
Corporation: HYPERION PROPERTY SYNDICATES LIMITED ACN 108 292 717
Authority: Section 127(1) of the Corporations Act 2001
Signature of authorised person:
Signature of authorised person:
Name of authorised person: Name of authorised person: Office held :
Office held:
Note: where applicable, the lessor must complete the statutory declaration below
Certified correct for the purposes of the Real Property Act 1900 SEE ANNEXURE A FOR EXECUTION and executed on behalf of the corporation named below by the authorised person(s) whose signature(s) appear(s) below pursuant to the authority specified.
Corporation: NOVOGEN LABORATORIES PTY LTD ABN 42 002 489 947
Authority: Section 127(1) of the Corporations Act 2001
Signature of authorised person:
Signature of authorised person:
Name of authorised person: Name of authorised person: Office held:
Office held:
(I) STATUTORY DECLARATION*
I, solemnly and sincerely declare that - 1. The time for the exercise of option to renew/purchase in expired lease No .. has ended; and
Page 2 of 57 Number additional pages sequentially
All handwriting must be in block capitals.
2. The lessee under that lease has not exercised the option.
I make this solemn declaration conscientiously believing the same to be true and by virtue of the provisions of the Oaths Act 1900 and I certify this lease correct for the purposes of the Real Property Act 1900.
Made and subscribed at .. in the State of New South Wales on ...................... in the presence of: Signature of witness: Signature of lessor:
Name of witness: Address of witness:
Qualification of witness: ? Justice of Peace ? Practising Solicitor ? Other qualified witness [specify]
* As the Department of Lands may not be able to provide the services of a justice of the peace or other qualified witness, the statutory declaration should be signed and witnessed prior to lodgment of the form at Land and Property Information Division.

THIS PAGE AND THE FOLLOWING PAGES CONSTITUTE ANNEXURE “A” TO LEASE BETWEEN HYPERION PROPERTY SYNDICATES LIMITED ACN 108 292 717 (LESSOR) AND NOVOGEN LABORATORIES PTY LTD ABN 42 002 489 947 (LESSEE)

DATED THIS	DAY OF	2010

SUMMARY OF LEASE PARTICULARS

Item 1	The Lessor (Clause 1.1):

HYPERION PROPERTY SYNDICATES LIMITED ACN 108 292 717 of Level 2, 24 Ross Street, North Parramatta NSW 2151

Item 2	The Lessee (Clause 1.1):

NOVOGEN LABORATORIES PTY LTD ABN 42 002 489 947 of 140 Wicks Road, North Ryde NSW 2113

Item 3	The Guarantor (Clause 1.1 and 13):

NOVOGEN LIMITED ABN 37 063 259 754

Item 4	The Land (Clause 1.1):

The whole of the land in Certificate of Title Folio Identifier 2/204204

Item 5	The Premises (Clause 1.1):

The Land together with the building constructed thereon known as 140 Wicks Road, North Ryde

Item 6	The State/Territory (Clause 1.1):

New South Wales

Item 7	The Term (Clause 1.1):

Five (5) years

Item 8	Commencement Date (Clause 1.1):

1 September 2010

Item 9	Termination Date (Clause 1.1):

31 August 2015

Item 10	Further Term (Clause 3.2):

N/A

Item 11	Base Rent (Clauses A and B.1):

$222,473.16 plus GST per annum

Item 12	Percentage Increase Dates (Clauses A and B.5):

1 September 2011, 1 September 2012, 1 September 2013

Recalculation Dates (Clauses A and B.2):

Not applicable

Review Dates (Clauses A and B.3):

1 September 2014,

Item 13	Lessee’s Business (Clauses 1.1 and 4.1(a)):

Pharmaceutical research and development Laboratories and associated office storage and manufacturing

Item 14	Redecoration Dates (Clause 5.3):

Not applicable

Item 15	Public Risk Insurance (Clause 7.1(a)):

Twenty Million Dollars ($20,000,000)

Item 16	Bank Guarantee (Clauses 1.1 and 13.1):

The amount of the Bank Guarantee at the commencement of this Lease shall be Two Hundred and Fifty Thousand Dollars ($250,000)

Item 17	Outgoings Year (Clause A):

The 30th day of June

TABLE OF CONTENTS

GENERAL LEASE CONDITIONS		7

1. DEFINITIONS AND INTERPRETATION		7
1.1.	Definitions	7
1.2.	Interpretation	11

2. EXCLUSION OF STATUTORY PROVISIONS		14
2.1.	Conveyancing Act:	14
2.2.	Moratorium	14

3. TERM		15
3.1.	Term of Lease	15
3.2.	Intentionally deleted	15
3.3.	Holding over	15

4. USE OF PREMISES AND BUILDING		15
4.1.	Permitted Use	15
4.2.	No warranty as to use	16
4.3.	Compliance with Laws and Requirements	16
4.4.	Overloading	17
4.5.	Airconditioning and fire alarm equipment	18
4.6.	Use of Appurtenances	18
4.7.	Not affix antennae	18
4.8.	Operation of sound or picture equipment	18
4.9.	Not erect awning	18
4.10.	Not damage	19
4.11.	Not accumulate rubbish	19
4.12.	Not throw items from windows	19
4.13.	Signs:	19
4.14.	Infectious illness	19
4.15.	For sale/to let	19

5. MAINTENANCE REPAIRS ALTERATIONS AND ADDITIONS		20
5.1.	Repair obligations	20
5.2.	Lessors right of inspection	21
5.3.	Lessee to Redecorate	21
5.4.	Failure of Lessee to Redecorate	21
5.5.	Enforcement of repair obligations	22
5.6.	Lessor may enter to repair	22
5.7.	Alterations to Premises	22
5.8.	Alterations or additions to Lessor’s Fixtures and Services	23
5.9.	Notice to Lessor of damage, accident etc.	23

6. ASSIGNMENT AND SUBLETTING		24
6.1.	No disposal of Lessee’s interest	24
6.2.	Assignments and subleases	24
6.3.	Corporate ownership	25
6.4.	Mortgaging Lessee’s interest in Premises	25
6.5.	Leasing and charging Lessee’s Fittings	25

7. INSURANCE AND INDEMNITIES		25
7.1.	Insurances to be taken out by Lessee	25
7.2.	Effect on Lessor’s insurances	26
7.3.	Inflammable substances	27
7.4.	Compliance with fire regulations	27
7.5.	Exclusion of Lessor’s liability	27
7.6.	Indemnities	28

8. DAMAGE AND DESTRUCTION		29
8.1.	Damage to or destruction of Building/Premises	29
8.2.	Lessor’s right to terminate	29

8.3.	Liability	30
8.4.	Dispute	30
8.5.	Lessor not obliged to reinstate	30

9. LESSOR’S COVENANT		30
9.1.	Quiet Enjoyment	30

10. DEFAULT, TERMINATION		30
10.1.	Default	30
10.2.	Forfeiture of Lease	31
10.3.	Lessor may rectify	31
10.4.	Waiver	31
10.5.	Tender after determination	32
10.6.	Interest on overdue moneys	32
10.7.	Damages for breach	33
10.8.	Lessor may institute proceedings at any time	33
10.9.	Lessor to mitigate damages	33
10.10.	Essential terms and damages	33

11. DETERMINATION OF TERM		34
11.1.	Lessee to yield up	34
11.2.	Passing of title to Lessee’s fittings	34
11.3.	Lessee not to cause damage	34
11.4.	Failure to Make Good	34
11.5.	Lessee to indemnify and pay Lessor’s Costs	34
11.6.	Earlier breaches	35

12. MISCELLANEOUS		35
12.1.	Notices:	35
12.2.	Costs	36
12.3.	The Lessee shall pay to the Lessor on demand:	36
12.4.	Reservations	36
12.5.	Easements	37
12.6.	Power of attorney	37

13. GUARANTEES AND INDEMNITIES		37
13.1.	Bank Guarantee:	37
13.2.	Personal guarantee	38
13.3.	Indemnity	38
13.4.	Liability of Guarantor:	38
13.5.	Guarantee to enure	40

RENT SCHEDULE		41
ANNEXURE B		52
ANNEXURE C		54
ANNEXURE D		56

GENERAL LEASE CONDITIONS
1.	DEFINITIONS AND INTERPRETATION
Note: Definitions and most operative provisions dealing with rent, operating expenses and cleaning are contained in the Rent Schedule.
1.1.	Definitions

In this Lease the following terms have the following meanings unless the context otherwise requires:

“Appurtenance” includes any drain, basin, sink, toilet or urinal;

“Australian Institute” means The Australian Institute of Valuers and Land Economists Inc. (State Division);

“Authority” includes any state or federal government, any semi or local government, any statutory, public or any other Person, authority, instrumentality or body having jurisdiction over the Building and/or the Land or any part of them or anything in relation to them and includes the Insurance Council;

“Bank Guarantee” means an irrevocable and unconditional undertaking without an expiry date by a trading bank or other financial organisation approved by the Lessor to pay an amount of money to the Lessor upon demand and containing such terms and conditions as are acceptable to the Lessor and as the Lessor may determine in its absolute discretion;

“Building” means those improvements (if any) described in Item 5;

“Claim” includes any claim, demand, remedy, suit, injury, damage, loss, Cost, liability, action, proceeding, right of action, claim for compensation and claim for abatement of rent obligation;

“Clause” means a clause of this Lease; (“sub-clause” has a similar meaning); a reference to a Clause followed by a number refers to the relevant Clause in this Lease; a reference to a Clause followed by a letter of the alphabet refers to the relevant Clause in the Rent Schedule;

“Commencement Date” means the date of commencement of this Lease as set out in Item 8;

“Condition Report” means a report prepared by the Lessor’s Project Manager exhibited to and signed by the parties to this Lease at the time of signing this Lease and acknowledged by the parties as stating the condition in which the Premises must be reinstated when the Make Good Works are carried out under Clause 11 of this Lease.

“Corporation” — see Clause 1.2(n);

“Cost” includes any cost, charge, expense, outgoing, payment or other expenditure of any nature (whether direct, indirect or consequential and whether accrued or paid), including where appropriate all Rates and all reasonable and proper legal fees;

“Dangerous Goods” means any item substance or article which is either:
(a)	prescribed as dangerous goods under the Dangerous Goods Act (1975), or

(b)	capable of constituting a risk threat or menace to persons or property.
“Default Rate” means the rate which is two per cent (2%) per annum above the highest overdraft rate charged at the due date for payment of the relevant money by the Lessor’s Bank for commercial loans in excess of $100,000. A Notice by any Manager of the Lessor’s Bank shall in the absence of manifest error be conclusive evidence of such rate;

“Environmental Law” means:
(a)	all planning, environmental, noise, development, health, contamination, radiation, pollution, waste disposal laws, land management and all laws relating to Dangerous Goods, or Hazardous Materials;

(b)	all conditions of all consents, approvals, licences, permissions, permits issued under any such law, and

(c)	regulations and any order notice direction or requirement of any Authority in relation to such matters.
“Guarantor” means each Guarantor (if any) named in this Lease (as identified in Item 3) and includes any:
(a)	successor or permitted assign of any corporate Guarantor;

(b)	executor, administrator or permitted assign of any natural Person that is a Guarantor; and

(c)	Person that may from time to time be included as a Guarantor;
“Hazardous Materials” means:
(a)	any substance, gas, liquid, chemical, mineral or other physical or biological matter which is or may become toxic, flammable, inflammable; or

(b)	which is otherwise harmful to the environment or any life form or which may cause pollution, contamination or any hazard or increase in toxicity in the environment or may leak or discharge or otherwise cause damage to any person, property or the environment; or

(c)	any items which are Dangerous Goods; or

(d)	is a material or compound controlled prohibited or regulated from time to time by any Environmental Law.
“Incoming Tenant” means the proposed assignee or sublessee as referred to in Clause 6;

“Insurance Council” means the Insurance Council of Australia Ltd;

“Item” means the relevant item in the Summary of Lease Particulars;

“Keys” means keys, access cards or other methods of access from time to time used for the Building or any part of it;

“Land” means the land in the Certificate(s) of Title or Conveyance(s) specified in Item 4;

“Law” includes any requirement of any statute, rule, regulation, proclamation, ordinance or by-law, present or future, and whether state, federal or otherwise;

“Lessee” means the Lessee named in this Lease (as identified in Item 2) and includes in the case of a:
(a)	corporation the Lessee, its successors and permitted assigns;

(b)	natural Person the Lessee, his executors, administrators and permitted assigns; “Lessees Business” means that business carried on or which may be carried on in the Premises in compliance with the permitted use of the Premises specified in Item 13;
“Lessee’s Employees’ includes the Lessee’s sublessees, licensees and concessionaires, and the employees, agents, contractors, consultants, customers, workmen, invitees, clients and visitors of them or of the Lessee, who may at any time be in or upon the Premises, the Building or the Land, whether with or without invitation;

“Lessee’s Fittings” includes all fixtures, fittings, plant, equipment, partitions or other articles and chattels of all kinds (other than stock-in-trade) which are not owned by the Lessor and at any time are in the Premises;

“Lessor” means, subject to Clause 1.2(e)(2), the Lessor named in this Lease (as identified in Item 1) and includes the case of a:
(a)	corporation the Lessor, its successors and assigns;

(b)	natural Person the Lessor, his executors, administrators and assigns;
“Lessor’s Bank” means the financial institution which at the relevant time the Lessor uses as a bank and which, in the event of more than one, shall be the financial institution from time to time selected by the Lessor in its absolute discretion;

“Lessor’s Fixtures” includes:
(a)	general: all plant and equipment, mechanical or otherwise, fittings, fixtures, furniture, furnishings of any kind, including window coverings, blinds and light fittings from time to time in the Premises or any part of them and owned or supplied by the Lessor;

(b)	fire fighting: all stop cocks, fire hoses, hydrants, other fire prevention aids and all fire fighting Services from time to time located in the Premises or which may service the Premises and be in Common Areas near the Premises;

“Make Good” means to reinstate the Premises to the order and condition described in the Condition Report and includes, without limitation:
(a)	the decontamination and remediation (using contractors having expertise in the decontamination and remediation of buildings and land) of any part of the Building or the Land which is or becomes contaminated or polluted or in need of decontamination or remediation pursuant to any Environmental Law as a result of the Lessee’s use or occupation of the Premises or the Lessee’s Business.
but excludes any repainting of the Premises other than repainting required to rectify any damage to the Premises in accordance with Clause 11.3 of this Lease.

“Make Good Works’ means the works carried out under Clause 11.1 to Make Good the Premises;

“Month” or “Monthly” means respectively calendar month and calendar monthly;

“Notice” means any notice in writing, any statement in writing, any written material and any other written communication;

“Officer” includes any director, alternate director, secretary, assistant secretary, executive officer, attorney and managing agent of the particular Party;

“Paragraph” means a paragraph of a Clause of this Lease; (“sub-paragraph” has a similar meaning);

“Party” means a party to this Lease and includes any Guarantor;

“Person” includes a natural person and a corporation;

“Premises” means the Building and, if so specified in Item 5, the Land and includes any of the Lessor’s Fixtures from time to time in them;

‘Proposed Work” means any proposed work, alteration, addition or installation in or to the Premises and/or to the Building and/or to the Lessor’s Fixtures and/or to the existing Lessee’s Fittings by the Lessee and/or by the Lessee’s Employees. For the avoidance of doubt, the Lessor and the Lessee agree that Proposed Works does not include (and clause 5.7 of the Lease does not apply to) the refurbishment works to the Building and Premises completed in 2006, and the Lessor acknowledges that the Lessee’s obligations under clause 5.7 have been satisfied and the Lessor has no further requirements in relation to these refurbishment works;

“Redecorate” means:
(a)	washing down: the washing down of the tiled surfaces in the interior of the Premises and the panels forming part of the exterior of the Building but not the brickwork;

(b)	painting: the treatment as previously treated of those internal surfaces of the Premises which are damaged by painting, staining, polishing or otherwise; and/or

(c)	replacement of worn furnishings: the replacing of all floor coverings, window coverings or blinds which in the reasonable opinion of the Lessor are worn or damaged otherwise than by fair wear and tear, and in need of replacement;
“Reinstatement Notice” means any Notice given by the Lessor to the Lessee of its intention to re-instate the Building and/or make the Premises fit for occupation and use of and/or accessible to the Lessee (as appropriate);

“Rent” means and includes each of the rents and any other moneys that may at any time be payable on any account by or on behalf of the Lessee, including such rents or other moneys referred to in the Rent Schedule;

“Rent Schedule” means the Schedule to this Lease which includes provisions dealing with Rent;

“Requirement” includes any requirement, notice, order, direction, recommendation, stipulation or similar notification received from or given by any Authority or pursuant to any Law, whether in writing or otherwise and notwithstanding to whom such Requirement is addressed or directed;

“Services” means all services or systems of any nature from time to time provided to the Building and/or to the Land or available for use, and includes the provisions of any electronic medium, energy source, lighting, gas, fuel, power, water, sewerage, drainage, loading docks, plant rooms, storage areas, fire services, sprinkler systems or devices, lifts, escalators, air-conditioning and the fittings, fixtures, appliances, plant and equipment utilised for any such Services, and includes any services or systems from time to time utilised for access to the Building;

“State” means the State or territory of Australia specified in Item 6;

“Summary of Lease Particulars” means the Summary of Lease Particulars to this Lease and includes all the information from time to time contained or deemed to be contained in it;

“Term” means the term of this Lease as specified in Item 7 and shall be deemed to comprise that period from and including the Commencement Date to and including the Termination Date;

“Termination Date” means the date of termination of this Lease as specified in Item 9;

“this Lease” or “the Lease” means and includes this lease and all schedules, appendices, annexures and exhibits to it and the Rules (if any) from time to time current;

“Writing” and words of similar output — see Clause 1.2(l).

1.2.	Interpretation
(a)	Plurals: Words importing the singular number include the plural and vice versa.

(b)	Gender: Words importing any particular gender include all genders.

(c)	Parties jointly and severally bound: Where

(1)	the Lessee or the Guarantor comprises more than one Person; and

(2)	a covenant or agreement is made by or on behalf of such Party, such covenant or agreement on their part shall bind such Persons jointly and each of them severally.

(d)	Statutes and regulations: Reference to statutes, regulations, ordinances or by-laws includes all statutes, regulations, ordinances or by-laws amending, consolidating or replacing them.

(e)	Covenants:
(1)	Generally: Every obligation undertaken by any of the Parties or arising from this Lease or the Agreement shall:
a.	deemed covenant: subject to sub-paragraph (2) of this Paragraph (e), and notwithstanding the form or context of the wording, be deemed to be and be construed as a covenant by the Party undertaking such obligation; and

b.	enure: unless the context otherwise requires and subject to subparagraph (2) of this Paragraph (e), be construed as continuing throughout the Term and any holding over period and thereafter so far as the obligation remains to be observed or performed.
(2)	Lessor’s covenants:
a.	Lessor’s obligations limited: Every obligation of or agreement on the part of the Lessor, including the Lessor named in this Lease, shall bind such Person only during such period(s) as it is entitled to receive the rents and profits of that part of the Building in which the Premises are situated;

b.	transfer of Land: subject to Paragraph (A), the covenants on the part of the Lessor shall bind the Person from time to time immediately expectant on the reversionary estate in the Land or part of it (as appropriate).
(3)	Lessee’s covenants: Every covenant by the Lessee shall be deemed to include a covenant by the Lessee to procure compliance with the covenant by each of the Lessee’s Employees.
(f)	Severability: All provisions of this Lease shall so far as possible be construed so as not to be invalid, illegal or unenforceable in any respect but, if any provision on its true interpretation is illegal, invalid or unenforceable, that provision shall so far as possible be read down to such extent as may be necessary to ensure that it is not illegal, invalid or unenforceable and as may be reasonable in all the circumstances so as to give it a valid operation of a partial character. If any such provision or part of it cannot be so read down, such provision or part shall be deemed to be void and severable and the remaining provisions of this Lease shall not in any way be affected or impaired.

(g)	No limitation: No word, words or provision of this Lease shall operate to limit or in any way prejudice the effect of any other word, words or provisions of this Lease unless it is expressly provided otherwise.

(h)	Extrinsic terms: Subject to the provisions of any written material entered into and approved by the Lessor and to which the Lessor and the Lessee are parties, the Lessor and the Lessee agree that:
(1)	whole agreement: the terms contained in this Lease cover and comprise the whole of the agreement in respect of the Premises between the Lessor and the Lessee; and

(2)	no collateral agreement: no further terms, whether in respect of the Premises or otherwise, shall be implied or arise between the Lessor and the Lessee by way of collateral or other agreement made by or on behalf of the Lessor or by or on behalf of the Lessee on or before or after the execution of this Lease, and any implication or collateral or other agreement is excluded and negatived.
(i)	Headings: Headings, bold lettering and the Table of Contents to this Lease have been inserted for guidance only, and shall not form part of the context and shall not limit or govern the construction of this Lease.

(j)	Bodies and Authorities:
(1)	Bodies and Authorities: Where a reference is made to any Person, body or Authority such reference shall, if the Person, body or Authority has ceased to exist, be deemed a reference to the Person, body or Authority as then serves substantially the same objects as that Person, body or Authority.

(2)	President: Any reference to the President of such Person, body or Authority shall, in the absence of a President, be read as a reference to the senior officer for the time being of the Person, body or Authority or such other Person fulfilling the duties of President.
(k)	Consent of Lessor: Unless the context otherwise requires, where the Lessor has a discretion or its consent or approval is required for anything the Lessor shall, consistent with its rights and obligations as Lessor, not unreasonably withhold or delay its decision, consent or approval.

(l)	Writing: A reference to “writing” or “written” and any words of similar import include printing, typing, lithography and any other means of reproducing characters in tangible and visible form, including any communication effected through any electronic medium if such communication is subsequently capable of reproduction in tangible or visible form.

(m)	Corporation: A reference to “corporation” and any other words or expressions used or defined in the Corporations Act (2001) shall, unless the context otherwise requires, have the same meaning as given in the Corporations Act (2001).

(n)	Consent of mortgagee: Notwithstanding:
(1)	any other provision of this Lease;

(2)	execution of this Lease or of the Agreement by any one or more of the Parties;

(3)	the payment and acceptance of any Rent or other moneys of any nature to the Lessor or any other Person; and/or

(4)	the entry into possession of the Premises;
this Lease shall not bind the Lessor unless and until consent in a form satisfactory to the Lessor for this Lease by any relevant mortgagee has been procured.

(o)	Emergency: Where anything is permitted in an “emergency” the opinion of the Lessor as to the existence or non-existence of such state of affairs shall be conclusive.

(p)	Upon demand: A reference to “on demand”, “of demand” or “upon demand” and any other words of similar import shall, unless the context otherwise requires, mean whichever is the earlier of:
(1)	formal demand: the date on which the Lessor makes formal demand (whether oral or in writing); and

(2)	due payment: the date on when the moneys ought in the circumstances to have been paid by or on behalf of the Lessee.
(q)	Liquidation: A reference to “liquidation” and words of similar import excludes any liquidation for the purpose of reconstruction or amalgamation previously approved in writing by the Lessor.

(r)	Proper Law: This Lease shall be governed by the laws of the State and the Parties irrevocably submit to the non-exclusive jurisdiction of the courts of the State and where applicable the Federal Courts of Australia.

(s)	Relevant date: Where the day or last day for doing anything or on which an entitlement is due to arise is a Saturday, Sunday or public holiday in the State, the day or last day for doing the thing or date on which the entitlement arises shall for the purposes of this Lease be the immediately following day that is not a Saturday, Sunday or public holiday.
2.	EXCLUSION OF STATUTORY PROVISIONS

2.1.	Conveyancing Act:

The covenants, powers and provisions implied in leases by virtue of any Law are expressly negatived.

2.2.	Moratorium

To the extent permitted by law the application to this Lease or to any Party of any Law or any Requirement or any moratorium having the effect of extending or reducing the Term, reducing or postponing the payment of Rent or any part(s) of it or otherwise affecting the operation of the terms of this Lease or its application to any Party is excluded and negatived.

3.	TERM

3.1.	Term of Lease

This Lease starts on the Commencement Date and its provisions bind the parties on and from that date, whenever this Lease is executed or dated. It ends at midnight on the Termination Date.

3.2.	Intentionally deleted.

3.3.	Holding over

If the Lessor permits the Lessee to continue to occupy the Premises beyond the Termination Date (otherwise than pursuant to the grant of a further lease) then:
(a)	Monthly tenancy: the Lessee shall do so as a Monthly tenant only at a total rental payable Monthly in advance, the first of such payments to be made on the day following the Termination Date, and being an amount equal to one-twelfth of the aggregate of the Rent and any other moneys payable by the Lessee to the Lessor pursuant to this Lease as at the Termination Date or as appropriate such earlier date as the Lessor sees fit;

(b)	right to review Rent: the amount and rate of such Rent or any part of it for the Monthly tenancy may be reviewed whenever the Lessor determines it appropriate in its absolute discretion, and any provisions in this Lease relating to a mechanism for the calculation of or any limitation on or right of review of any Rent or part(s) of it shall not apply in the circumstances of this Clause 3.3;

(c)	determination: the Monthly tenancy so created shall be determinable at any time by either the Lessor or the Lessee by one (1) Month’s Notice given to the other, to expire on any date, but otherwise the tenancy shall continue on the same terms and conditions so far as applicable to a Monthly tenancy as are contained in this Lease. Where the Lessee is in default in the observance or performance of its obligations, then such Monthly tenancy may be determined by the Lessor giving Notice to the Lessee expiring at any time after the expiration of seventy-two (72) hours from the date of service of such Notice.
4	USE OF PREMISES AND BUILDING

4.1.	Permitted Use

The Lessee shall:
(a)	Lessee’s Business: not without the prior written consent of the Lessor (which consent may be withheld at the absolute discretion of the Lessor) use the Premises for any purpose other than that specified in Item 13;

(b)	conduct of business: at all times conduct the Lessee’s Business in the Premises;

(c)	non-residence: not use the Premises for the purposes of a residence;

(d)	no animals or birds: not keep any animals or birds in the Premises except as required for the Lessee’s Business or the Building;

(e)	rodents and vermin: at its own cost keep the Premises free and clear of pests, insects and vermin except as required for the Lessee’s Business;

(f)	not cause disturbance: not (and disregarding any other provision of this Lease or of any consent or of any permission granted pursuant to this Lease) do or carry on in the Premises or any part of them any harmful or offensive trade, business or occupation or anything whatever which shall or may cause annoyance, nuisance, damage or disturbance to the occupiers or owners of any nearby premises or to the Lessor or to any Tenant;

(g)	auction sale: not hold any auction, bankrupt or fire sale on the Premises;

(h)	use of cooking facilities: not prepare or cook food except in any areas which may be provided and which are approved by the Lessor for that purpose.
4.2.	No warranty as to use

The Lessor gives no warranty (either present or future) as to the suitability of the Premises for the use to which the Premises may be put. The Lessee shall:
(a)	Lessee to satisfy itself: be deemed to have accepted this Lease with full knowledge of and subject to any prohibitions or restrictions on the use of the Premises from time to time under or in pursuance of any Laws or any Requirements;

(b)	consents: obtain, maintain and comply with at the Lessee’s Cost the Requirements of any Laws and all consents or approvals from all Authorities which may from time to time be necessary or appropriate for the Lessee’s Business;

(c)	revocation: not by any act or omission cause or permit any consent or approval as referred to in Clause 4.2(b) to lapse or be revoked.
4.3.	Compliance with Laws and Requirements
(a)	Lessee to comply: The Lessee shall:
(1)	compliance: comply with and observe at the Lessee’s own Cost all Laws and all Requirements in relation to or affecting:
a.	Premises and Lessee’s Fittings: the Premises or any of the Lessee’s Fittings installed in them; and/or

b.	use and occupation: the use or occupation of the Premises from time to time, including such as arise as a result of the sex or number of Persons in the Premises, whether or not any such Laws or Requirements are addressed to or required to be complied with by either or both of the Lessor and the Lessee or by any other Person. Where any such Laws or Requirements are notified to or served upon the Lessee the Lessee shall forthwith provide a complete copy of them to the Lessor;
(2)	consent of Lessor: before complying with any Laws or Requirements as referred to in this Clause 4.3 obtain the written consent of the Lessor and otherwise observe the provisions of this Lease.
(b)	Lessor’s rights if Lessee fails to comply: The Lessor may:
(1)	carry out at Lessee’s Cost: (without prejudice to any of the Lessor’s other rights in respect of non-compliance) elect at the Lessee’s Cost to comply with any such Laws or Requirements (as referred to in this Clause 4.3) either in part or whole, including where the Lessee fails to comply within the appropriate time with any of its obligations; and

(2)	partial compliance: where the Lessor does exercise any rights as referred to in Paragraph (1), elect to have the balance of any such Laws or Requirements complied with by the Lessee.
(c)	Structural alterations: The Lessee shall not be required pursuant to this Clause 4.3 to effect structural alterations or additions except those caused by, contributed to or arising from the nature of the Lessee’s Business, the number or sex of the Lessee and Lessee’s Employees or from any deliberate or negligent act or omission on the part of the Lessee or of the Lessee’s Employees.

(d)	Cost: The Lessee shall upon demand pay to the Lessor all reasonable Costs incurred by or on behalf of the Lessor in complying with any such Laws or Requirements as referred to in this Clause 4.3 as if such moneys were Rent in arrears.
4.4.	Overloading

The Lessee shall not:
(a)	overloading of floor and movement of heavy articles: place or store any heavy articles or materials on any of the floors of the Building without the prior written consent of the Lessor, which consent shall only be given where the articles of materials are reasonably necessary and proper for the conduct of the Lessee’s Business and are of such nature and size as will not in the Lessor’s opinion cause or be likely to cause any structural or other damage to the floors or walls or any other part of the Premises or of the Building. The Lessor shall in all cases be entitled to prescribe the maximum weight for and proper location of such heavy articles or materials in the Premises or the Building, and any damage done to the Building or any part of it by taking in or removing them or during the time they are in the Building shall be made good and/or paid for upon demand by the Lessee (as appropriate). Before any heavy article or material (including any safe) is moved into or out of or within the Building, at least twenty-four (24) hours’ prior Notice of the intention to move such heavy article or material shall be given by the Lessee to the Lessor and such movement shall if required by the Lessor only be carried out under the supervision of the Lessor. The Lessor may direct the routing, installation and location of all heavy articles and materials and the Lessee shall comply with all such directions. Where such moving is done outside the hours during which access to the Building is freely available the Lessee shall reimburse the

Lessor on demand for the reasonable Costs incurred by the Lessor in its supervision; or
(b)	overloading of electrical circuits: install any equipment or system in the Premises that overloads or may overload the electrical or other Services to the Premises. If the Lessor at the request of the Lessee upgrades the Services to accommodate any equipment or system which the Lessee wishes to install, the Lessee shall pay to the Lessor upon demand the entire Cost to the Lessor of such alterations (including consultants’ fees) and the Lessor may require the Lessee to deposit with the Lessor the estimated cost of them before any such alterations are commenced. The Lessor gives no warranty as to the suitability of any such alterations.
4.5.	Airconditioning and fire alarm equipment

Where any airconditioning or fire alarm system of the Lessor is installed in the Premises, the Lessee shall not in any way interfere with any such system and shall not in any manner obstruct or hinder access to it.

4.6.	Use of Appurtenances

The Lessee shall:
(a)	purpose: not use the Appurtenances in the Premises for any purpose other than those for which they were designed;

(b)	substances: not place in the Appurtenances any substances which they were not designed to receive; and

(c)	damage by Lessee: pay to the Lessor any reasonable Costs of making good any damage to any Appurtenances arising from any misuse caused by the Lessee or by the Lessee’s Employees.
4.7.	Not affix antennae

The Lessee shall not without the consent in writing of the Lessor affix any television or radio mast, antennae or satellite dish to any part of the Building.

4.8.	Operation of sound or picture equipment

The Lessee shall not use or operate any musical instruments, gramophones, radios, amplifiers, televisions, audio-visual or other sound or picture producing equipment in the Premises or in any part of the Building if such equipment is audible or visible from outside the Premises.

4.9.	Not erect awning

The Lessee shall not erect or install window coverings, blinds, screens or awnings without the prior written consent of the Lessor, and any window coverings, blinds, screens or awnings hung, erected or installed in or near the Premises shall be of non-inflammable materials and shall comply with all relevant prescribed or recommended standards of the Australian Standards Association and of all other Authorities.

4.10	Not damage

The Lessee shall not damage or deface or mark, or drive any nails, screws or hooks into, any part of the Building. If the Lessee or the Lessee’s Employees damage, deface or mark any part or parts of the Building, the Lessee shall forthwith upon demand pay to the Lessor all Costs in repairing and/or reinstating such part or parts of the Building to their former condition.

4.11.	Not accumulate rubbish

The Lessee shall keep the Premises clean and shall not permit any accumulation of useless property or rubbish in them. No rubbish or waste shall at any time be burned upon the Premises or the Building by the Lessee.

4.12.	Not throw items from windows

The Lessee shall not throw anything out of the windows or doors of the Premises or the Building or down the lift shafts, passages or skylights or into the light areas of the Building, or deposit waste paper or rubbish anywhere except in proper receptacles, or place anything upon any sill, ledge or other similar part of the Building.

413.	Signs:
(a)	Affixing of signs: The Lessee may write, paint, display or affix any sign, advertisement, name, flagpole, flag or Notice (Signage”) on any part of the outside or inside of the Building if it first obtains the consent of any relevant Authority to the installation of the Signage.

(b)	Removal: At the Termination Date or other determination of this Lease the Lessee shall at its sole Cost remove the Signage and all lettering and other distinctive marks from the Premises and the Building and shall make good any damage caused by such removal.
4.14.	Infectious illness

If any infectious illness occurs in the Premises or the Building the Lessee shall forthwith give Notice of such event to the Lessor and to all proper Authorities, and where any such infectious illness is confined to the Premises and has resulted from the use of them by the Lessee or by the Lessee’s Employees the Lessee at its Cost shall thoroughly fumigate and disinfect the Premises to the satisfaction of the Lessor and of all relevant Authorities.

4.15.	For sale/to let

The Lessor shall be entitled at such times as the Lessor reasonably considers appropriate to:
(a)	advertising: place advertisements and signs on such part(s) of the Premises as it reasonably considers appropriate where the Building or the Premises are either for sale or available for lease; and

(b)	inspection: show interested Persons through the Premises accompanied by a representative of the Lessee provided at least 48 hours’ notice is provided by the Lessor to the Lessee. The Lessee may in its discretion, acting reasonably, refuse to allow access to certain areas of the Premises hatched on the plan attached as Annexure C that may contain commercially-sensitive material, confidential information or trade secrets.
The Lessor in exercising its rights under this Clause shall endeavour to minimise any inconvenience to the Lessee or the Lessee’s Business.

5.	MAINTENANCE REPAIRS ALTERATIONS AND ADDITIONS

5.1.	Repair obligations
(a)	General repair obligation: The Lessee shall during the Term and any holding over keep the Premises, the Lessee’s Fittings and all the Lessor’s Fixtures in the Premises in good repair and condition having regard to their state of repair and condition on completion of the refurbishment works in 2006 as documented in the Condition Report. This obligation excludes:
(1)	fair wear and tear: fair wear and tear; and

(2)	insurance: damage to the Premises covered by the insurance taken out by the Lessor in respect of the Building (other than where any insurance moneys are irrecoverable through the act, omission, neglect, default or misconduct of the Lessee or the Lessee’s Employees)
(b)	Structural repair: Nothing in this Clause 5.1 shall impose any obligation upon the Lessee in respect of any structural maintenance, replacement or repair except where rendered necessary by any act, omission, neglect, default or misconduct of the Lessee or the Lessee’s Employees or by its or their use or occupancy of the Premises or by the installation, use or removal of the Lessee’s Fittings.

(c)	Particular repair obligations: The Lessee shall, or the Lessor may at the Lessee’s Cost:
(1)	Lessee’s wilful/negligent act: (without prejudice to any other right or remedy of the Lessor) immediately make good any damage to the Premises or any other part of the Building caused by the wilful or negligent act of the Lessee or of the Lessee’s Employees;

(2)	replace broken glass: immediately replace all glass broken by the Lessee or by any of the Lessee’s Employees;

(3)	light fittings: replace all damaged or non-operative electric light bulbs, globes, tubes and other means of illumination within the Premises;

(4)	repair Lessor’s Fixtures: repair or where appropriate replace any of the Lessor’s Fixtures which are broken or damaged by the Lessee or by any of the Lessee’s Employees. Unless the Lessor notifies the Lessee in writing to the contrary the Lessee agrees that such repairs or replacements shall only be carried out by the Lessor but at the Lessee’s Cost;

(5)	maintenance of Lessor’s Fixtures: keep such of the Lessor’s Fixtures or Services located within and exclusively serving the Premises maintained, serviced and in good repair, and shall enter into and keep current at the Lessee’s Cost such maintenance, service and repair contracts as are reasonably required by the Lessor for that purpose with contractors approved by the Lessor PROVIDED THAT while ever the Lessor is Hyperion Property Syndicates Limited in relation to the service and management of the air-conditioning equipment, the Lessor will enter into a maintenance, service and repair contract with a contractor appointed by the Lessor and the reasonable contract costs will be borne by the Lessee as an Operating Expense but only if:
A.	the scope of maintenance, service and repairs meets or exceeds the maintenance services set out in the Customised Professional Maintenance Project II in Annexure B; and

B.	the Lessor keeps the maintenance, service and repair contract current at all times during this Lease and provides a copy of the current contract to the Lessee from time to time.
For the avoidance of doubt the Lessor will be responsible at its cost for all capital replacement costs for the air-conditioning equipment;
(d)	Repair of roof: The roof plan in Annexure D sets out those areas on the roof that each of the Lessor and the Lessee are separately responsible for during the Lease limited to the maintenance and replacement of the roof sheeting to prevent and repair leaks or as a result of damage to the roof sheeting. The Lessor is responsible for area “Z” and the Lessee is responsible for area “X” provided that the Lessee is not required to replace sheeting or repair roof sheeting on area “X” if the damage to the roof sheeting is covered by the Lessor’s building insurance. For the avoidance of any doubt, nothing in this sub-clause imposes any other obligation on the Lessee in respect of any structural repair or replacement as set out in clause 5.1(b). The Lessor must insure the Building for its full insurable value with a reputable insurer and keep current a policy for the Building during the term of this Lease and any holding over period.
5.2.	Lessors right of inspection

The Lessor may at all reasonable times upon giving to the Lessee reasonable notice (except in the case of emergency when no notice shall be required) enter the Premises and view their state of repair and condition.

5.3.	Lessee to Redecorate

The Lessee shall Redecorate the Premises throughout before each of the dates specified in Item 14 and the Termination Date or other determination of this Lease. If there is any disagreement between the Lessee and the Lessor regarding the Lessee’s obligation to Redecorate, the parties agree to rely on the Condition Report as to the condition of the Premises on commencement of this Lease.

5.4.	Failure of Lessee to Redecorate

If the Lessee fails to Redecorate the Premises by the dates referred to in Clause 5.3 the Lessor may Redecorate at the Lessee’s Cost (and shall have access to the Premises for its agents, employees and contractors for this purpose). The Lessee shall reimburse on demand all Costs so expended by the Lessor.

5.5.	Enforcement of repair obligations

The Lessor may:
(a)	serve Notice: serve upon the Lessee a Notice of any failure by the Lessee to carry out any repair, replacement, cleaning or Redecoration of the Premises which is the Lessee’s obligation under this Lease; and/or

(b)	carry out repair: require the Lessee to carry out such repair, replacement, cleaning or Redecoration within a reasonable time and, in default of the Lessee doing so, the Lessor may elect to carry out such repair, replacement, cleaning or Redecoration and any Costs whether incidental or otherwise shall be payable on demand by the Lessee to the Lessor.
5.6.	Lessor may enter to repair

If:
(a)	Lessor wishes to repair: the Lessor wishes to carry out any repairs to the Premises considered necessary or desirable by the Lessor or in relation to anything which the Lessor is obliged to do under this Lease;

(b)	Requirements of Authority: any Authority requires any repair or work to be undertaken on the Premises or the Building which the Lessor in its discretion elects to do and for which the Lessee is not liable under this Lease; and/or

(c)	Lessee fails to repair: the Lessor elects to carry out any repair work which the Lessee is required or liable to do under this Lease by any Law or by any Requirement but fails to do so, then the Lessor, its architects, workmen and others authorised by the Lessor may at all reasonable times upon giving to the Lessee reasonable notice (except in the case of emergency when no notice shall be required) enter and carry out any such works and repairs. In so doing the Lessor shall endeavour not to cause undue inconvenience to the Lessee and the conduct of the Lessee’s Business.

5.7.	Alterations to Premises

The Lessee shall not make or permit to be made any Proposed Work (including inter-tenancy partitions and floor coverings) without the Lessors prior written approval and:
(a)	details of Proposed Work: in seeking the Lessors approval to a Proposed Work the Lessee shall submit plans and specifications of the Proposed Work together with a list of the Persons (if any) from whom the Lessee proposes to call tenders for the Proposed Work;

(b)	conditions for Lessor’s approval: the Lessor will (unless it notifies otherwise) require as a condition of its approval that:
(1)	supervision: any Proposed Work shall be supervised by a Person approved by the Lessor;

(2)	execution: any Proposed Work shall be executed by contractors or tradesmen approved by the Lessor, but no objection shall be made by the Lessor to any Person whose name appears on the list provided pursuant to paragraph (a) and who has been approved by the Lessor;

(3)	Costs of Lessor’s approval: the Lessee pays on demand all reasonable Costs incurred by the Lessor in considering the Proposed Work and its supervision, including the fees of architects or other building consultants engaged by or on behalf of the Lessor;

(4)	approvals: the Lessee shall obtain and keep current all necessary approvals or permits from all Authorities necessary to enable any Proposed Work to be lawfully effected, and shall on request by the Lessor produce for inspection by the Lessor copies of all such approvals and permits;

(5)	completion certificates: upon completion of the Proposed Work the Lessee shall forthwith obtain and produce to the Lessor any unconditional certificates of compliance or of satisfactory completion available from any such Authority;

(6)	cost of modification to Building: the Lessee shall forthwith repay on demand by the Lessor any Cost incurred by the Lessor as a result of any alteration, addition or installation to or in the Premises resulting from the Proposed Work, including any resulting modification or variation to the Building resulting from the Proposed Work; and

(7)	reinstatement: at the expiration or sooner determination of the Term the Lessee restores the Premises and all Services to them to their configuration and condition immediately before the Proposed Work was carried out but subject to the Lessee’s Make Good obligations in clauses 11.1 and 11.2 and the Condition Report; and
(c)	Lessee to comply: the Lessee shall at its own expense comply with all conditions on which the Lessor consents to any Proposed Work.
5.8.	Alterations or additions to Lessor’s Fixtures and Services

Subject to Clause 5.7 the Lessee will not without the prior written approval of the Lessor install, interfere with or make any connections to the Lessor’s Fixtures, Services and/or Appurtenances, including existing water, gas or electrical fixtures, equipment or appliances or any apparatus for illuminating, air-conditioning, heating, cooling or ventilating the Premises.

5.9.	Notice to Lessor of damage, accident etc

The Lessee shall forthwith give Notice to the Lessor of any:
(a)	defects: damage, accident to or defects in the Premises or in the Building; or

(b)	notice of damage: circumstances likely to cause any damage or injury occurring within the Premises or the Building of which the Lessee has notice (actual or constructive).

6.	ASSIGNMENT AND SUBLETTING

6.1.	No disposal of Lessee’s interest

The Lessee shall not during the continuance of this Lease assign, transfer or otherwise deal with or part with possession of the Premises or this Lease or any part of them or any interest in them or attempt to do any of the foregoing, or by any act procure the Premises or this Lease or any part of them or any interest in them to be assigned, transferred or otherwise dealt with or disposed of.

6.2.	Assignments and subleases

The Lessee shall not be in breach of Clause 6.1 if:
(a)	Lessee not in default: the Lessee is not in default in the timely observance or performance of each of the covenants and agreements on the Lessee’s part, and in particular all Rent and all other moneys payable by the Lessee to the Lessor up to the date of the proposed assignment or sublease have been paid;

(b)	Lessee to pay Lessor’s Costs: the Lessee pays to the Lessor all reasonable Costs incurred by the Lessor (whether or not the proposed assignment or sublease proceeds to completion) including the Lessor’s administrative and other legal costs of and incidental to the proposed assignment or sublease;

(c)	responsible and respectable Person: the Lessee proves to the satisfaction of the Lessor that the Incoming Tenant is a respectable, responsible and solvent Person;

(d)	current market rent: in the case of a proposed sublease:
(1)	the Lessee proves to the satisfaction of the Lessor (by valuation or valuations if so required) that the rent payable by the Incoming Tenant under the sublease is at a rate not less than the then current market rent for the Premises;

(2)	the Lessor may in its absolute discretion approve a sublease at a rate less than the then current market rent for the Premises if the Lessee provides a written acknowledgment in a form satisfactory to the Lessor that the rate is below current market rent for the Premises;
(e)	Incoming Tenant to enter into covenant: the Lessee and the Incoming Tenant enter into a deed with the Lessor in the form required by the Lessor which includes provisions that the Incoming Tenant, if an assignee, will comply with all the Lessee’s obligations under this Lease on and from the date of assignment or, if a sublessee, will not cause or contribute to a breach of this Lease;

(f)	documentation requirements: the Lessee and the Incoming Tenant comply with the Lessor’s requirements in relation to the documentation, stamping and registration of the proposed assignment or sublease; and

(g)	guarantees: if the Incoming Tenant is a company, other than a company whose shares are listed on any Australian Stock Exchange, the Lessee provides and/or procures in favour of the Lessor such guarantees as may be required by the Lessor, in a form acceptable to the Lessor, of the obligations and covenants of the Incoming Tenant.
6.3.	Corporate ownership

If the Lessee is a company, other than a company whose shares are listed on any Australian Stock Exchange, any change in the shareholding of the Lessee altering the effective control of the Lessee shall be deemed a proposed assignment of this Lease, and the Lessee shall not register, record or enter in its books any transfer of any share or shares in the capital of the Lessee, or deal with any beneficial interest in any such share or shares, or issue any new share or shares, or take or attempt to take any action having the effect of altering the effective control of the Lessee or having the effect that the shareholders of the Lessee at the date of this Lease together beneficially hold or control less than fifty one per cent (51%) of the voting rights of capital in the Lessee, unless the Lessee complies with the conditions of Clause 6.2.

6.4.	Mortgaging Lessee’s interest in Premises

The Lessee shall not mortgage or charge this Lease or the Lessee’s interest in the Premises without first obtaining the consent of the Lessor, which consent will not be unreasonably withheld where the Lessee is a company and wishes to enter into a proper fixed and/or floating charge over its assets in good faith as a means of securing a bank overdraft facility.

6.5.	Leasing and charging Lessee’s Fittings

The Lessee shall not mortgage, charge, lease or otherwise deal with any Lessee’s Fittings or anything else which requires or may require the Lessor to sign a landlord’s waiver or any similar written material without first obtaining the consent of the Lessor, which consent will not be unreasonably withheld where:
(a)	financing: the Lessee wishes to enter into a proper mortgage, charge or lease in good faith as a means of financing such Lessee’s Fittings; and

(b)	waiver: the Lessee uses the standard form of waiver prepared by the Lessor and pays the Lessor’s reasonable Costs (including legal Costs where applicable) in relation to it.
7.	INSURANCE AND INDEMNITIES

7.1.	Insurances to be taken out by Lessee

The Lessee shall:
(a)	public risk: effect on or before the Commencement Date and keep current during the Term (including any extension or renewal or holding over) a public risk insurance policy bearing an endorsement whereby the indemnity under the policy is extended to include the risks referred to in Clause 7.6 and all other Claims arising out of or in connection with this Lease, such policy to be for an amount of not less than the amount specified in Item 15 or such other amount as the Lessor may notify the Lessee from time to time in respect of any single accident;

(b)	plate glass: insure in such amount (not being less than the full insurable value of them) and against such risks as the Lessor may require all plate glass windows (other than external windows), doors and display show-cases forming part of or within the Premises;

(c)	insurers: ensure that all policies of insurance effected or required to be effected by the Lessee pursuant to this Clause 7, whether in respect of the property or risk either of the Lessor or the Lessee:
(1)	insurance company: are taken out with a reputable insurance office or company and the Lessor agrees that the policies required in the Lease can be included in the Lessee’s group policy;

(2)	amount: are for such amounts and cover such risks and contain such conditions as are acceptable to or required by the Lessor acting reasonable and/or the Lessor’s insurer(s);

(3)	exclusions: have no exclusions, endorsements or alterations unless first approved in writing by the Lessor; and

(4)	insured: are taken out in the names of the Lessor and the Lessee for their respective rights and interests:
(d)	evidence of insurance: in respect of any policy of insurance to be effected by the Lessee pursuant to this Clause 7, whenever reasonably required by the Lessor produce to the Lessor the policy of insurance, the receipt for the last premium and a certificate of currency; and

(e)	Lessee to pay premiums: pay all premiums and other moneys payable in respect of any such policy whenever they shall become due and payable.
7.2.	Effect on Lessor’s insurances

(a)	Not to prejudice insurances: The Lessee shall not without the prior consent in writing of the Lessor bring, keep, do or permit to be brought, kept or done anything to or upon the Premises or the Building which shall or may:
(1)	increase the rate of insurance: increase the rate of any insurance on the Premises or the Building or on any property in them; or

(2)	avoid insurance: vitiate or render void or voidable any insurance in respect of the Premises or the Building or any property in them; or

(3)	conflict: conflict with any Laws or any Requirements or with any requirements of the Lessor’s insurer(s) relating to fires or fire safety or fire prevention or with any insurance policy in respect of the Premises or the Building or any property in them.
(b)	Extra Costs of insurance: The Lessee shall pay to the Lessor on demand all extra Costs of insurance (including any Rates) on the Premises or the Building and on any property in them (if any are required) on account of the extra risk caused by the Lessee’s use or occupation of the Premises.

7.3.	Inflammable substances

The Lessee shall not:
(a)	reasonable quantities: other than as is necessary and proper for the Lessee’s Business, and then only in such quantities as are reasonably appropriate, store chemicals, inflammable liquids, acetylene gas or alcohol, volatile or explosive oils, compounds or substances upon the Premises and/or the Building; or

(b)	use: use any of such substances or fluids in the Premises for any purpose other than the Lessee’s Business.
7.4.	Compliance with fire regulations

The Lessee shall:
(a)	partitions: comply with insurance, sprinkler or fire alarm regulations in respect of any partitions which may be erected by or on behalf of the Lessee in the Premises; and

(b)	Cost of alterations to Services: pay to the Lessor upon demand the Cost of any alteration to any Services, sprinkler or fire prevention equipment and installations (including alarms) which may become necessary by reason of the non-compliance by the Lessee or by the Lessee’s Employees with any Requirements, including those of any insurer of partitions in the Premises PROVIDED THAT if any Requirement to install sprinkler systems to the Premises arises for any reason other than the Lessee’s use of the Premises then the Lessor will be responsible for the Costs of installation of the sprinkler systems and for the costs of complying with the requirement of any Authority and any regulation in relation to the sprinkler system including service, maintenance, repair and replacement obligations.
7.5.	Exclusion of Lessor’s liability

The Lessee:
(a)	Lessee’s risk: acknowledges that all property which may be in the Premises during the continuance of this Lease shall be at the sole risk of the Lessee, and the Lessor shall not be liable for any Claim that the Lessee or the Lessee’s Employees or any Person claiming by, through or under the Lessee may incur or make or any which arises from:
(1)	repair: any fault in the construction or state of repair of the Building or the Premises or any part of them or the Lessor’s Fixtures; or

(2)	defect in Services: any defect in any Service or any Appurtenance; or

(3)	overflow: the flow, overflow, leakage, condensation or breakdown of any water, air-conditioning, gas, oil or other sources of energy or fuel, whether from the roof, walls, gutter, downpipes or other parts of the Building;
or from any other cause except as a result of the negligence of any servant or agent of the Lessor; and

(b)	release: agrees that the Lessor shall not be responsible for and releases the Lessor from liability in respect of any:
(1)	Lessee’s property: Claim relating to any property of the Lessee or any other Person in the Building or any part of it however occurring; or

(2)	damage: damage or injury to any Person or property in the Building or on any land near the Building, unless the claim, damage or injury results from the negligence of any servant or agent of the Lessor.
7.6.	Indemnities

Notwithstanding that:
(A)	authorisation: any Claims shall have resulted from anything which the Lessee may be authorised or obliged to do under this Lease; and/or

(B)	waiver: at any time any waiver or other indulgence has been given to the Lessee in respect of any obligation of the Lessee under this Clause 7.6, the Lessee shall indemnify and keep indemnified the Lessor from and against all Claims for which the Lessor shall or may be or become liable, whether during or after the Term, in respect of or arising from:
(a)	injury to property or person: any loss, damage or injury to property or Person caused or contributed to by any wilful or negligent act or omission, any default under this Lease, and/or the use of the Premises, by or on the part of the Lessee or the Lessee’s Employees except to the extent caused by the Lessor, its servants or agents;

(b)	abuse of services: the negligent or careless use or neglect of the Services and facilities of the Premises or the Building or the Appurtenances by the Lessee or the Lessee’s Employees or any other Person claiming through or under the Lessee or of any trespasser while such trespasser is in the Premises;

(c)	water leakage: overflow or leakage of water (including rain water) or from any Services or from any of the Appurtenances or the Lessor’s Fixtures, whether originating inside or outside the Premises or caused or contributed to by any act or omission on the part of the Lessee or the Lessee’s Employees or other Person claiming through or under the Lessee;

(d)	notification of defects: failure of the Lessee to give Notice to the Lessor of any defect of which the Lessee is aware or should have been aware in any of the mechanical or any other Services in, to or near the Premises;

(e)	plate glass: all Claims relating to plate and other glass caused or contributed to by any act or omission on the part of the Lessee or the Lessee’s Employees.

8.	DAMAGE AND DESTRUCTION

8.1.	Damage to or destruction of Building/Premises

If the Building or the Premises or any part of them shall at any time be damaged or destroyed by any disabling cause so as to render the Premises or any part wholly or substantially unfit for the occupation and use of the Lessee or (having regard to the nature and location of the Premises and the normal means of access) wholly or substantially inaccessible then:
(a)	Rent abatement: the Rent or a proportionate part of the Rent according to the nature and extent of the damage or destruction sustained shall abate, and all remedies for recovery of such Rent falling due after such damage or destruction shall be suspended until the Premises have been restored or made fit for the occupation and use of or accessible to the Lessee (as appropriate);

(b)	either Party may terminate: unless the Lessor:
(1)	within three (3) Months after the occurrence of any such destruction or damage shall have given a Reinstatement Notice; and

(2)	shall thereafter with all reasonable expedition (and subject to all necessary approvals first being obtained) proceed to reinstate the Building and make the Premises fit for occupation and use or accessible to the Lessee (as appropriate), this Lease may be determined by Notice either by the Lessor or by the Lessee to the other Party;

(c)	Lessee may terminate: if the Lessor gives a Reinstatement Notice to the Lessee and thereafter does not within a reasonable time (having regard to the nature and extent of the damage or destruction and the time expected to commence and to carry out the necessary works) reinstate the Premises or make them fit for the occupation and use of, or render them accessible to, the Lessee (as appropriate), the Lessee may serve on the Lessor notice of intention to terminate this Lease (the “First Notice”), and unless the Lessor shall upon receipt of the First Notice proceed with reasonable expedition and diligence to reinstate the Premises or make them fit for the occupation and use of, or render them accessible to, the Lessee (as appropriate), the Lessee may terminate this Lease by giving not less than one (1) Month’s Notice to the Lessor (the “Second Notice”) and at the expiration of the Second Notice this Lease shall be at an end;

(d)	exceptions: the provisions of Paragraphs (a), (b) and (c) shall not apply where such damage or destruction has been caused or contributed to, or arises from, any act or omission of the Lessee or the Lessee’s Employees and any policy or policies of insurance effected on the Building shall have been avoided, or payment of the policy moneys refused or reduced, in consequence of any act or default of the Lessee or of the Lessee’s Employees.
8.2.	Lessor’s right to terminate

If in the Lessor’s absolute unfettered opinion (which may be formed at any time including before or after any Notice referred to in Clause 8.1) the damage or destruction to the Building or the Premises is such that it is impractical or undesirable to reinstate the Premises or make them fit for the occupation and use of, or render them accessible to, the Lessee (as appropriate), the Lessor may terminate this Lease by giving not less than one (1) Month’s Notice to the Lessee and at the expiration of that Notice this Lease shall be at an end.

8.3.	Liability

No liability shall attach to the Lessor or to the Lessee by reason of termination of this Lease pursuant to Clause 8.1 or Clause 8.2. Any such termination shall be without prejudice to the rights of either Party in respect of any preceding breach or non-observance of any covenant or provision of this Lease.

8.4.	Dispute

Any dispute arising under Clause 8.1 shall be determined by a loss assessor being a member of the Insurance Council appointed by its President for the time being. The Person so appointed shall be an assessor having substantial experience in assessing buildings of a similar type within the area in which the Building is located or other comparable area and shall in making his determination act as an expert and not as an arbitrator and his determination shall be final and binding on the Parties. The Cost of any such determination shall be borne by either or both of the Lessor or the Lessee (and if by both of the Parties in the proportion between them) as the Person making the determination shall decide.

8.5.	Lessor not obliged to reinstate

Nothing in this Lease shall oblige the Lessor to reinstate the Building or the Premises or the means of access to them.

9.	LESSOR’S COVENANT

9.1.	Quiet Enjoyment

Subject to the rights, powers, remedies and reservations of or to the Lessor, including Clause 1.2(e)(2), the Lessor covenants that, if the Lessee pays the Rent and observes and performs in a timely fashion the covenants and conditions on its part contained in this Lease, the Lessee may occupy and enjoy the Premises during the Term without any interruption by the Lessor or by any Person rightfully claiming through, under or in trust for the Lessor.

10.	DEFAULT, TERMINATION

10.1.	Default

If:
(a)	Rent in arrears: the Rent or any part of it is in arrears and unpaid for fourteen (14) days next after any of the due dates for payment (whether demanded or not); or

(b)	failure to pay other moneys: any moneys (other than Rent) payable by the Lessee to the Lessor on demand are not paid within fourteen (14) days of the

Lessor demanding payment, or if any other moneys payable by the Lessee to the Lessor are not paid by the due date for payment; or

(c)	failure to effect repairs: the Lessee fails or refuses to carry out any repairs properly required by any Notice within the time specified in the Notice; or

(d)	failure to perform other covenants: the Lessee fails to perform or observe in a timely fashion any of the covenants or conditions contained in this Lease which ought to be performed or observed by the Lessee; or

(e)	assignment for benefit of creditors: any assignment is made of the property of the Lessee for the benefit of creditors; or

(f)	insolvency: the Lessee, being a company, enters into liquidation (whether voluntary, compulsory or provisional), or is wound-up or dissolved, or enters into a scheme of arrangement for creditors, or is placed under official management, or a receiver and/or manager of any of its assets is appointed, then and in any of such cases the Lessee shall be deemed to have made default. The Lessor may elect to treat any such default as a repudiation of this Lease by the Lessee.
10.2.	Forfeiture of Lease

If the Lease has made default as specified in Clause 10.1 the Lessor may, without prejudice to any other Claim which the Lessor has or may have or could otherwise have against the Lessee or any other Person in respect of such default, at any time:
(a)	determination by re-entry: subject to any prior demand or Notice as is required by Law, re-enter into and take possession of the Premises or any part of them (by force if necessary) and eject the Lessee and all other Persons from them, and thereupon this Lease shall be absolutely determined;

(b)	determination by notice: by Notice to the Lessee determine this Lease, and from the date of giving such Notice this Lease shall be absolutely determined; and/or

(c)	conversion to monthly tenancy: by Notice to the Lessee elect to convert the unexpired portion of the Term into a tenancy from Month to Month, in which event this Lease shall be determined as from the giving of such Notice, and thereafter until the tenancy is determined the Lessee shall hold the Premises from the Lessor as tenant from Month to Month pursuant to Clause 3.3.
10.3.	Lessor may rectify

The Lessor may, but shall not be obliged to, remedy at any time without notice any default by the Lessee under this Lease, and whenever the Lessor so elects all reasonable Costs incurred by the Lessor (including legal costs and expenses) in remedying a default shall constitute a liquidated debt and shall be paid by the Lessee to the Lessor on demand.
10.4.	Waiver
(a)	No waiver: The Lessor’s failure to take advantage of any default or breach of covenant on the part of the Lessee shall not be or be construed as a waiver of it, nor shall any custom or practice which may grow up between any of the Parties in the course of administering this Lease be construed to waive or to lessen the right of the Lessor to insist upon the timely performance or observance by the Lessee of any covenant or condition of this Lease or to exercise any rights given to the Lessor in respect of any such default.

(b)	Waiver of individual default: A waiver by the Lessor of a particular beach or default shall not be deemed to be a waiver of the same or any other subsequent breach or default.

(c)	Acceptance or demand for rent not waiver: The demand by the Lessor for, or subsequent acceptance by or on behalf of the Lessor of, Rent or any other moneys payable under this Lease shall not constitute a waiver of any earlier breach by the Lessee of any covenant or condition of this Lease, other than the failure of the Lessee to make the particular payment or payments of Rent or other moneys so accepted, regardless of the Lessor’s knowledge of any earlier breach at the time of acceptance of such Rent or other moneys.
10.5.	Tender after determination

Any moneys tendered by the Lessee after the determination of this Lease in the manner described in Clause 10.2(a) or in Clause 10.2(b) and accepted by the Lessor may be and (in the absence of any express election of the Lessor) shall be applied:
(a)	first: on account of any Rent and other moneys accrued and due pursuant to this Lease but unpaid at the Termination Date or date of determination of this Lease (as appropriate); and

(b)	secondly: on account of the Lessor’s Costs of re-entry.
10.6.	Interest on overdue moneys
(a)	Interest: The Lessee shall pay to the Lessor interest at the Default Rate on any Rent or other moneys due by the Lessee to the Lessor on any account whatever (including all moneys or Costs which are expressed to be payable or reimbursable to the Lessor upon demand) but unpaid for fourteen (14) days pursuant to this Lease.

(b)	Rate: Rent or moneys falling due for payment but unpaid as a result of consecutive breaches of the same covenant shall bear interest at the rate applicable to the Rent or other moneys (as appropriate) which were due and unpaid on the breach of the covenant which first occurred.

(c)	Conditions: Such interest shall:
(1)	accrue from day to day;

(2)	be capitalised on the last day of each Month;

(3)	be payable on the first day of each Month where an amount arose in the preceding Month or Months;

(4)	be computed from the due date for payment of the Rent or other moneys (as appropriate) until payment of such Rent or other moneys in full; and

(5)	be recoverable in the same manner as Rent in arrears.
10.7.	Damages for breach

The Lessee agrees that:
(a)	repudiation: if the Lessee’s conduct (whether by act or omission) constitutes a repudiation of this Lease (or of the Lessee’s obligations under this Lease), or constitutes a breach of any lease covenants, or the Lessor elects to treat any default as a repudiation pursuant to Clause 10.1, the Lessee shall compensate the Lessor for all Costs suffered by reason of or arising from any such repudiation or breach;

(b)	Costs of repudiation: the Lessor shall be entitled to recover Costs against the Lessee in respect of repudiation or breach of covenant for the damage suffered by the Lessor for the Term;

(c)	Lessors entitlement to damages: the Lessor’s entitlement to recover damages from the Lessee or any other Person shall not be limited for any reason or affected by any of the following:
(1)	abandonment: if the Lessee abandons or vacates the Premises;

(2)	termination: if the Lessor elects to re-enter the Premises or terminate this Lease;

(3)	repudiation: if the Lessor accepts the Lessee’s repudiation; or

(4)	conduct: if the Parties’ conduct (or that of any of their servants or agents) constitutes or may constitute a surrender by operation of law.
10.8.	Lessor may institute proceedings at any time

The Lessor shall be entitled at any time in the Lessor’s absolute discretion to institute legal proceedings claiming damages against the Lessee in respect of the Term, including the period before and after the repudiation, abandonment, termination, acceptance of repudiation or surrender by operation of law referred to in Clause 10.7, whether the proceedings are instituted either before or after such conduct.

10.9.	Lessor to mitigate damages

If the Lessee vacates the Premises, whether with or without the Lessor’s consent, the Lessor shall take responsible steps to mitigate its loss and to endeavour to release the Premises at a reasonable rent and on reasonable terms. The Lessor’s conduct taken in pursuance of this duty to mitigate damages shall not of itself constitute acceptance of the Lessee’s breach or repudiation or a surrender by operation of law.
10.10.	Essential terms and damages
(a)	Essential terms: The following are essential terms of this Lease:

Clause 4.1 (permitted use)

Clause 4.3(a) (compliance with Laws and Requirements)

Clause 6.1 (no disposal of Lessee’s interest)

Clause 6.4 (no mortgage etc)

Clause 13.1 (bank guarantee)

Payment of the Base Rent under Clause B.1 of, or of other moneys under, the Rent Schedule within 14 days of the due date.
(b)	Calculation: Should the Lessor terminate this Lease following any breach of an essential term then, without prejudice to any other right or remedy of the Lessor, the Lessor shall be entitled to recover from the Lessee the difference between the net present value (as determined by a member of the Institute of Chartered Accountants in Australia appointed at the request of the Lessor by the President of that Institute) of the aggregate of Rent and other moneys payable by the Lessee under this Lease for the unexpired residue of the Term less the net present value of the aggregate of Rent and other money expected to be received from a new tenant or tenants of the Premises during the unexpired residue of the Term. In addition the Lessee shall pay all fees charged by the experts appointed under this clause.
11.	DETERMINATION OF TERM

11.1.	Lessee to yield up

The Lessee shall at the expiration or sooner determination of the Term vacate the Premises and Make Good.
11.2.	Passing of title to Lessee’s fittings

The Lessee acknowledges and agrees that title to the Lessee’s Fittings (other than those of the Lessee’s Fittings which must be removed from the Premises under Clause 11.1) passes to the Lessor at the Terminating Date or the date of sooner determination of this Lease and such fittings are deemed to be Lessor’s Fixtures as and from the expiry of the relevant date on which the Lease ends. The Lessor accepts those fittings in the state of repair and condition as of the relevant date on which the Lease ends.
11.3.	Lessee not to cause damage

The Lessee shall not cause or contribute to any damage to the Premises or to the Building in carrying out the Make Good Works. Should the Lessee cause any damage to the Premises or to the Building in the carrying out of the Make Good Works the Lessee shall make good any such damage and in any event shall leave the Premises in the order and condition required under this Lease.
11.4.	Failure to Make Good

If the Lessee fails to comply with Clause 11 .1, the Lessor may carry out the Make Good Works at the risk and at the Cost of the Lessee.
11.5.	Lessee to indemnify and pay Lessor’s Costs

The Lessee shall:
(a)	Indemnity: indemnify and keep indemnified the Lessor in respect of the Make Good Works or any breach of this Clause 11 and also in respect of all Claims which the Lessor may suffer or incur at the suit of any Person (other than the Lessee) claiming an interest in the Lessee’s Fittings by reason of the Lessor acting in any manner permitted in Clause 11.4; and

(b)	Costs: pay to the Lessor as a liquidated debt payable on demand any Costs incurred by the Lessor in exercising its rights pursuant to Clause 11.4, including any excess of Costs over moneys received in carrying out the Make Good Work.
11.6.	Earlier breaches

The termination or determination of this Lease shall not prejudice or affect any rights or remedies of the Lessor against the Lessee in respect of any earlier breach by the Lessee of any covenants and conditions on the part of the Lessee.
12.	MISCELLANEOUS

12.1.	Notices:
(a)	Execution of Lessor’s Notice: Any Notice served or given by the Lessor pursuant to this Lease shall be valid and effectual if signed by any Officer or solicitors for the time being of the Lessor or any other Person nominated from time to time by the Lessor.

(b)	Notice of Lessee’s address: The Lessee shall forthwith provide the Lessor with a Notice containing full particulars of the address, telex and facsimile information of the Lessee and of any Guarantors, and shall update such Notice in the event of any change.

(c)	Service of Notice on Lessee: Any Notice required to be served or which the Lessor may elect to serve on the Lessee shall be sufficiently served if:
(1)	personal: served personally or if left addressed to the Lessee on the Premises;

(2)	telex or facsimile: sent by telex or facsimile machine to the Lessee’s telex or facsimile machine; or

(3)	prepaid post: forwarded by prepaid security post to the last known place of business or abode of the Lessee or the Lessee’s registered office if the Lessee is a corporation.
(d)	Service of Notice on Lessor Any Notice required to be served on the Lessor shall be sufficiently served if:
(1)	personal: served personally;

(2)	telex or facsimile: sent by telex or facsimile machine to the Lessors telex or facsimile machine; or

(3)	prepaid post: forwarded by prepaid security post addressed to the Lessor.

All such Notices must be addressed to the Lessor at the address specified in this Lease or at such other address as the Lessor shall from time to time nominate.
(e)	Time of service: Any Notice sent by:
(1)	post: post shall be deemed to be served on the second business day after the day it was posted;

(2)	telex or facsimile: telex or facsimile shall be deemed to have been served at the time and on the day that the whole of the Notice has been transmitted from the sending telex or facsimile machine and in the case of:
a.	telex: a telex — the answerback of the receiving machine has been received by the sending machine; or

b.	facsimile: a facsimile — the receiving machine does not forthwith indicate any malfunction in the transmission.
2.2.	Costs

12.3.	The Lessee shall pay to the Lessor on demand:
(a)	stamp duty: all stamp duty (including penalties and fines other than penalties and fines due to the default of the Lessor); and

(b)	Lessor’s other Costs: all the Lessors reasonable legal and other Costs of and incidental to:
(1)	this Lease: the stamping and registration of this Lease and any certified copy of it required by the Lessor;

(2)	consent: any consent required under this Lease;

(3)	assignment or subletting: any assignment or subletting;

(4)	surrender or termination: any surrender or termination of this Lease otherwise than by effluxion of time; and

(5)	default: default by the Lessee or the Lessee’s Employees in observing or performing any covenants contained or implied in this Lease;

(6)	enforcement: the actual or contemplated enforcement of, or actual or contemplated exercise, preservation or consideration of any rights, powers or remedies under this Lease.
12.4	Reservations

The Lessor reserves to itself and all Persons claiming by, through or under the Lessor, after reasonable notice (except in the case of an emergency when no notice shall be necessary) the right to install, maintain, use, repair, alter, service and replace any Services or any part of them including any pipe, duct, wire and plant for the Land and/or for the Building.

12.5.	Easements

The Lessor may, for the purpose of the provision of public or private access to the Premises or the Building, or for the purpose of rectifying any encroachment, or for the support of structures hereafter erected on or from adjoining land, or for any Services, dedicate land or transfer, grant or create any easement or other right in favour of, or enter into any arrangement or agreement with, any owners, lessees or occupiers or others having an interest in any land (including the Land) near the Premises or with any Authority (pursuant to any valid and enforceable requirement of any such Authority) as the Lessor thinks fit. This Lease shall be deemed to be subject to any such easement or other right as envisaged by this Clause 12.4 and the Lessee shall promptly upon request by the Lessor confirm to the Land Titles Office or other relevant Authority its consent to that easement or other right.

12.6.	Power of attorney

The Lessee from the Commencement Date irrevocably:
(a)	appointment: nominates and appoints the Lessor and/or its officers and/or its nominees severally to be the lawful attorney(s) of the Lessee to act, at any time after the power to re-enter contained in this Lease has been exercised (a sufficient proof of which for any purpose shall be a statutory declaration of the Lessor or of any Officer of the Lessor), to execute a transfer or a surrender of this Lease or withdrawal of caveat (as appropriate) and to procure the same to be registered, and for this purpose to use the name of the Lessee and generally to do anything relating to the Premises as fully and effectually as the Lessee could do; and

(b)	ratification: covenants for itself, its successors and assigns to ratify and confirm whatever any of the Attorney(s) or any substitute or any nominee as referred to in Paragraph (a) lawfully does or causes to be done relating to the Premises. The Director of Land Titles is authorised to act upon the said statutory declaration and to accept it as sufficient evidence of the determination of this Lease.
13.	GUARANTEES AND INDEMNITIES

13.1.	Bank Guarantee:
(a)	Lessee to provide: The Lessee must:
(1)	amount: on or before the Commencement Date give to the Lessor a Bank Guarantee for the amount specified in Item 16;

(2)	additional guarantee: whenever the Base Rent is reviewed following a Review Date, if so required by the Lessor, provide an additional Bank Guarantee for an amount calculated in accordance with the following formula:

A =	R + O – G where in this clause:

A =	Amount of the additional Bank Guarantee;

R =	Base Rent payable for the Lease Year following the relevant Review Date;

O =	Lessee’s Operating Expense Contribution for the Outgoings Year ending next before the relevant Review Date;

G =	the total amount of the Bank Guarantees given by the Lessee to the Lessor pursuant to clauses 13.1(a)(1) and 13.1(a)(2) as at the relevant Review Date.
(3)	keep current: at all times ensure that any Bank Guarantee is kept current and enforceable; and

(4)	replace: where the Lessor makes demand on any Bank Guarantee, provide a replacement Bank Guarantee equal to the amount from time to time properly claimed by the Lessor.
(b)	Lessor may demand: If the Lessee breaches or fails to comply with any of the Lessee’s obligations under this Lease, the Lessor may without limiting any other available remedy demand payment under the Bank Guarantee to recover the whole or any part of any loss suffered as a result of the Lessee’s default.

(c)	Intentionally deleted.
13.2.	Personal guarantee

The Guarantor guarantees to the Lessor:
(a)	Rent: the due payment by the Lessee of the Rent and other moneys covenanted or agreed to be paid; and

(b)	other covenants: the timely performance and observance of all the covenants and conditions contained or implied in this Lease and to be performed and observed by the Lessee.
13.3.	Indemnity

The Guarantor indemnifies the Lessor and agrees at all times to keep the Lessor indemnified from and against all Claims which the Lessor may suffer or incur consequent upon or arising directly or indirectly out of any breach or non-observance by the Lessee of any of the covenants or conditions contained or implied in this Lease or any extension or renewal of it and to be performed or observed by the Lessee.

13.4.	Liability of Guarantor:
(a)	Liability of Guarantor: The rights, remedies and recourse of the Lessor pursuant to Clauses 13.2 and 13.3 shall not in any way be prejudiced or affected and shall remain fully enforceable, and the liability of the Guarantor under Clauses 13.2 and 13.3 shall not be prejudiced or affected, notwithstanding any one or more or all of the following circumstances:

(1)	forbearance: the granting of any time, credit, forbearance, indulgence or concession at any time by the Lessor to the Lessee or to any Guarantor;

(2)	release: any absolute or partial release of the Lessee or any Guarantor or any compromise with the Lessee or any Guarantor;

(3)	variation of this Lease: any variation of the provisions of this Lease or any extension or renewal of it and any extension or renewal or holding over of the Term or other continued occupation of the Premises by the Lessee;

(4)	composition: any composition, compromise, release, discharge, arrangement, abandonment, waiver, variation, relinquishment or renewal of any security or right by the Lessor;

(5)	assignment of Lease: any assignment of this Lease or sublease of the Premises or any part of them;

(6)	determination: any termination or determination of this Lease (whether by effluxion of time, re-entry, forfeiture, surrender or otherwise);

(7)	non-recoverability: the fact that the Rent or any other moneys or any part of them may not be recoverable or may cease to be recoverable or may never have been recoverable, or that any transaction affecting in any way the Rent or the obligations contained or secured by this Lease is void, voidable or unenforceable in whole or in part whether initially or otherwise;

(8)	waiver: any failure or agreement not to sue, exchange or modification made or any other dealing, act or omission (whether constituting a waiver, election, estoppel or otherwise) by the Lessor with respect to any judgment, order for payment of moneys, specialty instrument, negotiable or otherwise, or other security whatever recovered, held or enforceable by the Lessor or with respect to any obligation or liability whatever in respect of all or any of the Rent and other moneys payable under this Lease or the obligations contained in this Lease.

(9)	disability or death: the death, disability, bankruptcy, infancy, deed or arrangement, assignment or composition for the benefit of creditors, winding-up, scheme of arrangement, reduction of capital, capital reconstruction or the appointment of receiver and/or manager (whether by the court or under the powers contained in any instrument) or official management of the Lessee or any Guarantor or notice of any of these circumstances;

(10)	non-execution: the fact that one or more of the Persons named in this Lease as a Guarantor may never execute this Lease as Guarantor or that the execution of this Lease by any one or more of the Guarantor (other than the Person sought to be made liable under Clause 13.2 or Clause 13.3) is or may become unenforceable, void or voidable; or

(11)	exercise of right of re-entry: any exercise or purported exercise by the Lessor of its right of re-entry.

(b)	Irrevocable: This guarantee and indemnity shall be irrevocable and continuing and shall extend to cover all obligations of the Lessee to the Lessor however arising, and they shall continue and remain in full force and effect until the due performance and observance by the Lessee of all the covenants and conditions to be performed and observed by the Lessee in accordance with the terms of this Lease.

(c)	Guarantee not prejudiced: Neither the Guarantor’s liability nor the Lessor’s rights under this guarantee and indemnity or otherwise shall be prejudiced or discharged by any act or omission or any event or securities of any description which might otherwise have the effect (whether at law in equity or under any Law) of prejudicing or discharging the liability of the Guarantor, either as guarantor or principal debtor or as an indemnifier.

(d)	Guarantor liable notwithstanding any Law: The Guarantor further agrees that any payment made to the Lessor and later avoided by provisions of any Law shall be deemed not to have discharged the Guarantor’s liability, and in any such event the Lessor, the Lessee and the Guarantor shall be restored to the rights which each respectively would have had if the payment had not been made.

(e)	Indemnity on disclaimer: The Guarantor agrees to indemnify and keep indemnified the Lessor against all Claims, direct or indirect, sustained or incurred by the Lessor consequent upon any disclaimer of this Lease by a liquidator of the Lessee for the residue of the Term which would have remained if there had been no disclaimer.

(f)	Guarantor not prove in liquidation: The Guarantor shall not prove or claim in any such liquidation, composition, arrangement or assignment or in respect of such appointment until the Lessor has received one hundred cents in the dollar in respect of the moneys due, owing or payable by the Lessee to the Lessor, and the Guarantor shall hold in trust for the Lessor such proof and claim and any dividend received on it.
13.5.	Guarantee to enure

If this Lease is transferred or assigned to any Person or Persons the benefit of this guarantee and indemnity shall extend to the transferee or assignee and the benefit of this guarantee and indemnity shall continue to enure concurrently for the benefit of the Lessor notwithstanding any such transfer or assignment.

13.6.	Notwithstanding any other provision of this Lease, the Guarantor’s liability under Clauses 13.2 to 13.4 shall cease upon the date that the Lessee gives to the Lessor the Bank Guarantee referred to in Clause 13.1(a)(1). Nothing in Clauses 13.2 to 13.5 shall affect the Lessee’s obligation to give such Bank Guarantee to the Lessor prior to the Commencement Date which obligation is an essential term of this Lease.

RENT SCHEDULE
A.	DEFINITIONS

In this Lease the following terms have the following meanings unless the context otherwise requires:

“Base Rent” means the amount of the annual base rent specified in Item 11 as varied from time to time in accordance with the provisions of this Lease:

“Dispute Notice” means the Notice given by the Lessee to the Lessor within the Dispute Period disputing the assessment of the Base Rent in the Lessor’s Rent Review Notice;

“Dispute Period” means the period of twenty-eight (28) days (in which respect time shall be of the essence) which immediately follows the date on which the Lessor’s Rent Review Notice is served on the Lessee or such further period (if any, and in respect of which time shall be Of the essence) as the Lessor may in its absolute discretion by Notice on any particular occasion grant to the Lessee;

“Index Number” means:
(a)	Consumer Price Index: the Consumer Price Index Sydney All Groups number published from time to time by the Australian Bureau of Statistics, but if such Index is suspended or discontinued then:

(b)	Average Weekly Earnings: the State Average Weekly Earnings of All Employees published from time to time by the Australian Bureau of Statistics; or

(c)	other cost of living index: if the system or practice of the determination of the State Average Weekly Earnings of All Employees ceases, the index published by the Australian Bureau of Statistics which reflects changes in the cost of living in Sydney at the date of this Lease and at the time of variation of the rental, as determined by:
(1)	as agreed: agreement between the Parties, or

(2)	as determined: if the Parties are unable to agree, the President of the Australian Institute or by some person nominated by him, whose decision shall be conclusive and binding;
“Lease Year” means each period of twelve (12) Months commencing on and from the Commencement Date;
“Lessee’s Operating Expense Contribution” means the amount from time to time payable by the Lessee to the Lessor under Clause C.1;
“Lessor’s Rent Review Notice” means a Notice issued under Clause B.3(a) containing the Lessor’s assessment of Base Rent;
“Nomination Period” means the period of fourteen (14) days (in which respect time shall be of the essence) which immediately follows the date on which the Dispute

Notice is given or such extended period (if any, and in respect of which time shall be of the essence) which the Lessor and the Lessee may agree in writing;
“Operating Expenses” means the total of all amounts paid by the Lessor (or for the payment of which the Lessor may be or become liable) in any Outgoings Year in respect of the Building and/or the Land, whether by direct assessment or by virtue of any covenant in any head lease or otherwise, including:
(a)	statutory or regulatory: all Rates payable to any Authority or under any Law in respect of:
(1)	the Building or any part of it;

(2)	the Land or any part of it;

(3)	the Lessors ownership and operation of the whole or any part of the Building and/or the Land; and/or

(4)	receipts of Rent and other moneys payable in respect of the whole or any part of the Building and/or the Land;
including:
(A)	council rates: all Rates payable to any Authority relating to the use and occupation of the Building and/or for any Services of the type from time to time provided by the local government Authority for the locality in which the Building is situated, and for waste and general garbage removal from the Building, including any excess;

(B)	water rates: all Rates payable to any Authority for the provision, reticulation or discharge of water and/or sewage and/or drainage, including excess water or water or other usage charges and meter rents; and

(C)	land tax: land taxes or taxes of the nature of a tax on land, computed on the taxable value of the Land at the rate which would be payable by the Lessor if the Land were the only land owned by the Lessor in the state;
(b)	insurances: all insurance premiums and amounts payable in respect of insurance:
(1)	building: on the Building or any part of it for its full insurable value;

(2)	loss of rents: (subject to the exclusion of any rents arising from normal vacancies during letting up periods) for loss of any rents or other moneys (whether separate or otherwise included in any rents or other moneys payable in respect of any tenancy or occupation of the Building) arising from damage or destruction of the Building or any part of it or arising from diminution or loss of any means of access or other similar causes;

(3)	public liability: for public liability;

(4)	workers’ compensation: for workers’ compensation for all employees of the Lessor engaged in employment in connection with the Building, but where any such employee is engaged in connection with other buildings of the Lessor the Cost of workers’ compensation insurance shall be apportioned by the Lessor on a equitable pro rata basis; and

(5)	other risks: for such other insurable risks (including machinery breakdown and boiler explosion) as the Lessor reasonably deems appropriate from time to time subject to the Lessor providing details to the Lessee of the item(s) insured and the cost of the premium(s).
In relation to the insurances referred to in Clause A(b)(2) and (4) the Lessor shall from time to time obtain multiple quotes and shall provide copies to the Lessee together with the Lessor’s reasons for selecting the insurances chosen by him.
(c)	other Costs: any other Costs properly incurred by the Lessor in the management, operation and maintenance of the Building and/or the Land;
“Outgoings Year” means each period of twelve (12) Months ending on the date in each year specified in Item 17, notwithstanding that part of any such twelve (12) Month period does not fall within the Term (or any period of holding over as appropriate);
“Percentage Increase Date” means each of the dates (if any) so specified as a “Percentage Increase Date” in Item 12;
“Rates” includes all rates, taxes, charges, Costs, assessments, duties, impositions, levies, surcharges, fees, bank debits, tax or financial institution duty of any Authority or of any Law but excludes any:
(a)	income tax: tax on the assessable income of the Lessor; or

(b)	Rates assessed on the Premises: Rates assessed directly in respect of the Premises and paid by the Lessee;
“Recalculation Date” means each of the dates (if any) so specified as a “Recalculation Date” in Item 12;
“Review Date” means each of the dates (if any) so specified as a “Review Date” in Item 12;
“Umpire” means a Person who:
(a)	a Valuer: is at the relevant time a Valuer;

(b)	appointment: is appointed pursuant to Clause B.4;

(c)	acceptance: accepts his appointment in writing; and

(d)	undertaking: undertakes to hand down his determination of the Base Rent within twenty-eight (28) days of his being instructed to proceed;
“Valuer” means a Person who:
(a)	full member: is a full member of not less than five (5) years standing of the Australian Institute;

(b)	licence: is the holder of a licence to practice as a valuer of the kind of premises leased by this Lease;

(c)	active: is active in the relevant market at the time of his appointment; and

(d)	experience: has at least three (3) years experience in valuing premises of the nature of the Premises;
“Valuer’s Review Period’’ means the period of twenty-eight (28) days which immediately follows the Nomination Period or such extended period as the Lessor and the Lessee may agree in writing.
B.	BASE RENT

B.1	Payment of Base Rent: The Lessee covenants with the Lessor to pay to the Lessor, without demand and without any deduction or right of set-off whatever, the Base Rent reserved by this Lease by equal Monthly instalments (and proportionately for any part of a Month) in advance on the first day of each Month. The first instalment shall be paid on the Commencement Date. All such instalments shall be paid to such place and by such means as the Lessor may from time to time direct.

B.2	Index review of Base Rent: The Base Rent shall be varied on each Recalculation Date in accordance with the following formula:
R =	r x N where in this clause: n

R =	Base Rent payable for the following Lease Year;

r =	Base Rent payable during the Lease Year just ended;

n =	Index Number last published before the commencement of the Lease Year just ended.

N =	Index Number last published before the expiration of the Lease Year just ended or n, whichever is the greater.
B.3	Market review of Base Rent: Should the Lessor wish to review the Base Rent as at any Review Date then the following procedure shall apply:
(a)	Lessor’s Rent Review Notice: Not earlier than three (3) Months before and not later than three (3) Months after each Review Date the Lessor may by Notice notify the Lessee of the Lessor’s assessment of the Base Rent appropriate to the Premises, having regard to the criteria contained in Clause B.4(h) (other than Paragraph (1)) and the terms of Clause B.4(j) which are to apply to a review of the Base Rent from that particular Review Date.

(b)	Consequences of Lessor failing to give timely Review Notice: Provided any such review is undertaken before the immediately following Review Date the Lessee agrees that:
(1)	Lessor’s right to later review: the Lessor shall not, by reason of its failure to give the Lessor’s Rent Review Notice during the period specified in Clause B.3(a) in relation to any Review Date, forfeit its right to have the Base Rent reviewed as from any such Review Date;

(2)	acceptance of Rent: the payment of and receipts for Base Rent at a lesser amount due to the Lessor’s failure to review during the period specified in Clause B.3(a) shall not prejudice the Lessor’s right subsequently to demand payment of any additional rent payable by the Lessee as a result of such review and whether pursuant to the provisions of this Clause B.3 or of Clause B.4; and

(3)	retrospective effect: the reviewed Base Rent which should have been paid shall date back to and be payable from the particular Review Date.
B.4	Lessee’s dispute of Base Rent: If the Lessee disagrees with the Base Rent in the Lessor’s Rent Review Notice and the Lessor and the Lessee are unable to agree upon the Base Rent to apply from a particular Review Date then the following procedure shall apply:
(a)	Lessee to give Dispute Notice: The Lessee shall within the Dispute Period give the Dispute Notice to the Lessor that the Lessee disputes the Base Rent assessed by the Lessor and requires the review of the Base Rent to be determined in accordance with this Clause B.4.

(b)	Lessee to nominate Valuer: The Lessee shall within the Nomination Period by Notice to the Lessor nominate a Valuer.

(c)	Lessor to nominate Valuer: The Lessor shall within the Nomination Period by Notice to the Lessee nominate a Valuer.

(d)	Valuer’s determination: Subject to Clause B.4(e), to Clause B.4(f) and to Clause B.4(g), the Valuers so nominated shall within the Valuer’s Review Period jointly determine the current market rent of the Premises as at that particular Review Date.

(e)	Consequences of Lessee’s failure: If the Lessee fails:
(1)	to object: to give the Dispute Notice to the Lessor within the Dispute Period; and/or

(2)	to nominate Valuer: to nominate a Valuer in accordance with Clause B.4(b) within the Nomination Period;
the Base Rent shall be as stated in the Lessor’s Rent Review Notice and shall be payable by the Lessee accordingly.
(f)	Consequences of Lessor’s failure to nominate Valuer: If the Lessor fails to nominate a Valuer pursuant to Clause B.4(c) within the Nomination Period:
(1)	determination by Lessee’s Valuer: the determination of the Base Rent shall be made by the Lessee’s Valuer within the Valuer’s Review Period, and his determination shall be final and binding on the Parties as if he had been appointed by consent; and

(2)	Costs: subject to Clause B.4(j)(2) the Costs of the Lessee’s Valuer’s determination, if pursuant to Clause B.4(f)(1), shall be apportioned equally between the Lessor and the Lessee.
(g)	Procedure in event of disagreement between Valuers: Should the Valuers be unable to agree on the Base Rent of the Premises within the Valuers Review Period then:
(1)	Lessee’s Valuer’s determination greater: if the Base Rent as assessed by the Valuer nominated by the Lessee is more than that assessed by the Valuer nominated by the Lessor, then the Base Rent of the Premises shall be as determined by the Lessee’s Valuer;

(2)	difference between assessment not greater than 3%: if the difference between the respective assessments of the Valuers is not greater than three per cent (3%) of the aggregate of their assessments, then the Base Rent of the Premises from the particular Review Date shall be deemed to be one half of the aggregate of their assessments;

(3)	appointment of Umpire: in all circumstances other than those covered by Paragraphs (1) and (2) of this Clause B.4(g), the Valuers shall agree upon and appoint an Umpire;

(4)	consequence of Valuer’s failure: if either or both of the Valuers for any reason whatsoever fail:
(A)	to appoint Umpire: to appoint the Umpire within the period of seven (7) days immediately following the Valuer’s Review Period (including any failure to agree upon the nomination of the Umpire); or

(B)	to assess: to assess the Base Rent within the Valuer’s Review Period;
then either Valuer or any Party may request the President of the Australian Institute to appoint the Umpire;
(5)	Umpire’s determination of Base Rent: if it becomes necessary for the Umpire to determine the Base Rent his determination shall be final and binding on the Parties and in considering his determination the Umpire shall:
(A)	evidence of Valuers: have regard to any evidence submitted by the Valuers as to their assessments of the Base Rent; and

(B)	written determination: give his determination and the reason for it in writing to the Lessor and to the Lessee.
(h)	Market rent criteria: In determining the Base Rent any Valuer or Valuers (including the Umpire) shall determine the current market rent for the Premises as at the particular Review Date having regard to the terms and conditions of this Lease and shall:
(1)	experts: each be deemed to be acting as an expert and not as an arbitrator;

(2)	exclusions: disregard:
(A)	goodwill: the value of any goodwill attributable to the Lessee’s Business and the value of the Lessee’s Fittings or any other interest in the Premises created by this Lease;

(B)	condition of premises: any impaired condition of the Premises if such condition results from any work carried out or not carried out on the Premises by the Lessee or from any breach of any term of this Lease by the Lessee; and

(C)	occupational arrangement: any sublease or other sub-tenancy agreement or occupational arrangement in respect of any part of the Building and any rental, fees or moneys payable under any of them;
(3)	length of term: have regard to the length of the whole of the Term, disregarding the fact that part of the Term will have elapsed at the Review Date, and have regard to the provisions of any options for extension of the Term;

(4)	comparable premises and locations: subject to Paragraph (8), have regard to the rental value of comparable premises in comparable locations;

(5)	use of premises: consider the Premises as available for use for any purpose for which the Premises may be used in accordance with all relevant Laws and the provisions of this Lease;

(6)	all covenants observed: assume that all covenants on the part of the Lessee and the Lessor contained in this Lease have been fully performed in a timely manner;

(7)	concessions: disregard the existence of any rent-free period, financial contribution, allowance or inducement, whether in cash or kind, or other concession given to the Lessee to secure the tenancy the subject of this Lease, or given to the lessee of any comparable premises, or customarily or likely to be offered to tenants; and

(8)	deemed reinstatement: in the event that the Premises or the Building have been damaged, destroyed or rendered inaccessible in whole or part, assume that the Premises or the Building have been reinstated or made accessible (as appropriate).
(i)	Costs of Valuers: Subject to Clause B.4(f)(2) and to Clause B.4(j)(2) the Costs incurred in the determination of the Base Rent pursuant to Clause B4 shall be borne by the Lessor and by the Lessee in the following manner:
(1)	Valuer: the Costs of each Valuer appointed by a Party — by the Party so appointing the particular Valuer;

(2)	Umpire: the Costs of the Umpire — by the Parties equally.
(j)	After review: Notwithstanding any other provision of this Lease:

(1)	Base Rent payable after review: the Base Rent payable for the period from any Review Date until the next Review Date or next variation under Clause B.2 or Termination Date or other determination of this Lease (as appropriate) shall be the greater of:
(A)	the lesser of the Base Rent determined pursuant to Clause B.3 or Clause B.4 (as appropriate) and the Base Rent payable immediately before the relevant review increased by ten percent (10%); and

(B)	the Base Rent payable immediately before the relevant review increased by five percent (5%).
(k)	Date of effect of determination of Base Rent: Subject to Clause B.4(l) any variation in the Base Rent resulting from a determination under Clause B.3 and/or Clause B.4 (as appropriate) shall be effective on and from that particular Review Date.

(I)	Payment of Base Rent pending review: Where a review pursuant to Clause B.3 and/or Clause B.4 of the Base Rent is completed after the relevant Review Date then the Base Rent from the Review Date shall be paid by the Lessee at the rate calculated as follows:
B =	R + (L - R) where in this clause: 2

B =	Base Rent payable by the Lessee pending review;

R =	Base Rent payable immediately before the relevant Review Date;

L =	the rent specified in the Lessor’s Rent Review Notice;
and on the completion of the review if the Base Rent payable in respect of the period commencing on the Review Date is determined to be:
(1)	less: less than that paid by the Lessee since the Review Date, then the Lessor shall at its election either:
(A)	credit the account of the Lessee; or

(B)	refund to the Lessee;
the amount of any excess Base Rent so paid by the Lessee within one (1) Month of the date of determination of the Base Rent by the Valuers or by the Umpire (as appropriate); or
(2)	greater: greater than that paid by the Lessee since the Review Date, then the Lessee shall pay to the Lessor the deficiency in Base Rent so paid within fourteen (14) days of the date of determination of the Base Rent by the Valuers or by the Umpire (as appropriate).
B.5	Percentage Increase of Base Rent: The Base Rent shall be increased on each Percentage Increase Date by three and a half percent (3.5%).

C.	OPERATING EXPENSES

C.1	Lessee’s Operating Expense Contribution: In addition to the Base Rent the Lessee shall pay to the Lessor the Lessee’s Operating Expense Contribution for each Outgoings Year, the amount of which shall be calculated as follows:
C =	N x I where in this clause: Y

C =	Lessee’s Operating Expense Contribution;

N =	the number of days of the Term or holding over (as appropriate) falling within the relevant Outgoings Year;

I =	the amount (to the nearest dollar) of the Operating Expenses for the relevant Outgoings Year;

Y =	365 (or 366 in the case of a leap year).
C.2	Lessor’s estimate: The Lessor may:
(a)	notification of estimate: before or during each Outgoings Year notify the Lessee of the Lessor’s reasonable estimate of the Lessee’s Operating Expense Contribution for that Outgoings Year; and

(b)	adjustment of estimate: from time to time during that Outgoings Year by Notice to the Lessee adjust the reasonable estimate of the Lessee’s Operating Expense Contribution as may be appropriate to take account of changes in any of the Operating Expenses.
C.3	Payments on account: The Lessee shall pay on account of the Lessee’s Operating Expense Contribution (subject to this Clause C, without demand and without any deduction or right of set off whatever) the estimates provided for in Clause C.2 by equal Monthly instalments in advance on the same days and in the same manner as the Lessee is required to pay Base Rent.

C.4	Lessor’s Notice:
(a)	Lessor’s Notice: As soon as practicable after the end of each Outgoings Year the Lessor shall furnish to the Lessee a Notice giving reasonable details of the Operating Expenses for that Outgoings Year and the Lessee’s Operating Expense Contribution.

(b)	Adjustment of payments on account: The Lessee shall within twenty eight (28) days after the date of the Notice referred to in Clause C.4(a) pay to the Lessor or the Lessor shall credit to the Lessee’s account (as appropriate) the difference between the amount paid on account of the Lessee’s Operating Expense Contribution during that Outgoings Year and the amount actually payable in respect of it by the Lessee, so that the Lessee shall have paid the correct amount of the Lessee’s Operating Expense Contribution for that Outgoings Year. In the absence of patent error such Notice shall be sufficient evidence of the matters contained in it unless the contrary is proved.

C.5	Payment notwithstanding termination:
(a)	Payment notwithstanding termination: Subject to Clause C.4, Clause C.5(b) and to Clause C.6 the Lessee’s Operating Expense Contribution shall be payable notwithstanding that the Term may have expired or been determined before the Lessee’s Operating Expense Contribution for any particular Outgoings Year is capable of being finally calculated.

(b)	Estimate conclusive in certain circumstances: The Lessor’s reasonable estimate of the Lessee’s Operating Expense Contribution as at the Termination Date or other determination of this Lease (as appropriate) shall as between the Lessor and the Lessee be deemed to be the actual Lessees Operating Expense Contribution payable by the Lessee to the relevant date without any further adjustment.
C.6	Lessor’s rights not diminished: Nothing in Clauses C.1 to C.5 shall prevent the Lessor:
(a)	recovery: recovering from the Lessee the Lessee’s Operating Expense Contribution where the Lessor has failed to notify the Lessee of an estimate or of the actual amount of such Lessee’s Operating Expense Contribution in a timely manner (including failure to notify prior to the Termination Date or other determination of this Lease); or

(b)	lump sum payment: requiring the Lessee in any Notice to pay to the Lessor a lump sum in respect of the Lessee’s Operating Expense Contribution for a period the commencement of which pre-dates the date of any such Notice.
D.	SERVICE CHARGES

D.1	Lessee to pay charges levied on Premises: The Lessee shall forthwith pay all:
(a)	Rates: Costs, rates, taxes or imposts of any nature imposed or separately charged by any Law or by any Authority to the Premises or in respect of the conduct of the Lessee’s Business in the Premises; and

(b)	Cost of Services: Costs for all Services, including for all sources of energy, electricity, gas, oil, water and telephone, separately supplied, metered, consumed or connected (as appropriate) to, in or on the Premises.
E.	GOODS AND SERVICES TAX

E.1	Goods and Services Tax: The amounts payable by any party receiving a taxable supply under this Lease (Recipient) to the party making that taxable supply (Supplier) do not include any goods and services, consumption, value added or similar tax (GST”). If any GST is or becomes payable with respect to anything supplied by the Supplier to the Recipient under this Lease, then the Recipient must forthwith upon demand by the Supplier, pay the GST or reimburse the Supplier for any GST paid or payable by the Supplier with respect to that supply.

EXECUTED as a Deed
Executed by HYPERION PROPERTY
SYNDICATES LIMITED ACN 108 292 717 in
accordance with section 127 of the
Corporations Act 2001 (C’th):

Director/Secretary [if not Sole Director]	Director/Sole Director

Name [BLOCK LETTERS]	Name [BLOCK LETTERS]
Executed by NOVOGEN LABORATORIES
LIMITED ABN 42 002 489 947 in accordance
with section 127 of the Corporations Act 2001
(C’th):

Director/Secretary [if not Sole Director]	Director/Sole Director

/s/ Ronald Lea Erratt Name [BLOCK LETTERS]	/s/ Philip A. Johnston Name [BLOCK LETTERS]
Executed by NOVOGEN LIMITED ABN 37
063 259 754 in accordance with section 127
of the Corporations Act 2001 (C’th):

Director/Secretary [if not Sole Director]	Director/Sole Director

/s/ Ronald Lea Erratt Name [BLOCK LETTERS]	/s/ Philip A. Johnston Name [BLOCK LETTERS]